Exhibit 10.1
___________________________________________________________________________
ASSET PURCHASE AGREEMENT
DATED AS OF AUGUST 5, 2024
BY AND AMONG
COMPLETE SOLARIA, INC., AS PURCHASER,
AND
SUNPOWER CORPORATION
AND ITS SUBSIDIARIES NAMED HEREIN,
AS SELLERS
__________________________________________________________________________

TABLE OF CONTENTS
i

ii

iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of August 5, 2024, is made by and among, (a) Complete Solaria, Inc., a Delaware corporation (“Purchaser”), and (b)(i) SunPower Corporation, a Delaware corporation (“SunPower Corporation”), and (ii) the direct and indirect subsidiaries of SunPower Corporation as set forth in the signature pages attached hereto (together with SunPower Corporation, each a “Seller” and, collectively, the “Sellers”). Purchaser and Sellers are referred to herein individually as a “Party” and together as the “Parties.” Capitalized terms used herein shall have the meanings set forth herein including Article IX.
WHEREAS, on or shortly following the date of this Agreement, each Seller intends to file a voluntary petition and commence cases (the “Chapter 11 Cases”) under chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
WHEREAS, Purchaser desires to purchase the Acquired Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Sellers, and Sellers desire to sell, convey, assign, and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to the entry and terms of the Sale Order; and
WHEREAS, in connection with the Chapter 11 Cases and subject to the terms and conditions contained herein, following entry of the Sale Order finding the Purchaser as the Successful Bidder at the Auction, Sellers shall sell and transfer to the Purchaser, and the Purchaser shall purchase and acquire from Sellers, pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, the Acquired Assets, and the Purchaser shall assume from Sellers the Assumed Liabilities, all as more specifically provided herein and in the Sale Order.
NOW, THEREFORE, the Parties hereby agree as follows.
ARTICLE I
Purchase and Sale of Acquired Assets;
Assumption of Assumed Liabilities
Section 1.1    Purchase and Sale of the Acquired Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth herein and in the Sale Order at the Closing (as defined below), each Seller shall sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from such Seller, all of such Seller’s right, title and interest in and to, as of the Closing, the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances. “Acquired

Assets” means all of each Seller’s right, properties, title and interest in and to, as of the Closing, to all assets relating to the (i) New Homes Business, (ii) Non-Installing Dealer Business and (iii) the Blue Raven Business, in each case, as presently conducted (collectively the “Acquired Businesses”), including, solely to the extent relating to the Acquired Businesses, the following assets of such Seller, but excluding in all cases the Excluded Assets (as defined below):
(a)    Subject to modification in accordance with Section 1.5, all Contracts listed on Schedule 1.1(a), including any backup data maintained by Sellers in connection therewith (collectively, the “Assigned Contracts”) and all rights and benefits thereunder;
(b)    copies of the Transferred Employee Records, but excluding from the foregoing any credit card numbers or related customer payment sources, social security numbers, or other information to the extent prohibited by Law;
(c)    the Transferred Intellectual Property set forth on Schedule 1.1(c);
(d)    the name “SunPower” or any derivation thereof;
(e)    all prepositioned Inventory associated with the New Homes Business set forth on Schedule 1.1(e) and held by certain of its installer partners as set forth therein;
(f)    all goodwill associated with the Acquired Assets and Acquired Businesses;
(g)    to the extent transferable, all benefits, proceeds and other amounts payable under any policy of insurance relating to the Acquired Assets and all rights and benefits thereunder, which shall be Assigned Contracts;
(h)    the Leases set forth on Schedule 1.1(h) (the “Assumed Leases”), together with (to the extent of the Sellers’ interest therein) the buildings, fixtures and improvements, including tenant improvements, located on or attached to the underlying real property, and all rights arising thereunder, and all tenements, hereditaments, appurtenances and other real property rights appertaining thereto, subject to the rights of the applicable landlord (including rights to ownership or use of such property) under such Assumed Leases;
(i)    all prepaid expenses (other than prepaid insurance), including certain deposits, of any Seller, which are related to the Acquired Businesses and are set forth on Schedule 1.1(i);
(j)    all Computer Systems set forth on Schedule 1.1(j);
(k)    all information technology systems and applications set forth on Schedule 1.1(k);
(l)    to the extent transferable, the Permits issued to, or for the benefit of, any Seller, all rights and benefits thereunder, and all pending applications or filings therefor and renewals thereof, which are related to the Acquired Businesses and that are set forth on Schedule 1.1(l);
(m)    the list of each non-installing dealer relating to the Non-Installing Dealer Business and select information regarding such non-installing dealer, in each case, as set forth on Schedule 1.1(m);
(n)    all Accounts Receivable related solely to the Acquired Businesses and Acquired Assets;
(o)    a copy of the books and records of any Seller related solely to the Acquired Assets or the Assumed Liabilities; and
(p)    other assets of the Sellers (other than Excluded Assets and Excluded Liabilities) that related solely to the operation of the Acquired Assets and Acquired Businesses which are identified after the date hereof and mutually agreed in writing by Purchaser and Sellers prior to the Closing.
Section 1.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall any Seller be deemed to sell, transfer, assign, convey or deliver, and such Seller shall retain all right, title and interest to, in and under any properties, rights interests or other assets of such Seller other than the Acquired Assets (collectively, the “Excluded Assets”) which shall include:
(a)    all Accounts Receivable of the Sellers to the extent not related to the Acquired Assets or Acquired Businesses;
(b)    all Equity Interests of any of the Sellers’ direct or indirect Subsidiaries;
(c)    all of the Sellers’ rights under this Agreement;
(d)    all of the Sellers’ rights under any Excluded Asset;
(e)    all Contracts to which any Seller is a party other than the Assigned Contracts, including independent contractor agreements;
(f)    all payments for the purchase of goods, including but not limited to customer deposits and prepaid amounts;
(g)    all Leases to which any Seller is a party other than the Assumed Leases;
(h)    all assets of Albatross Software;
(i)    all Tax Returns or Tax refunds of a Seller Tax Group or any Seller or Affiliate thereof;

(j)    all Tax refunds with respect to the Acquired Assets (excluding, for the avoidance of doubt, any Tax refund described in Section 1.2(i) and any Tax refunds received by the Seller in relation a Tax attributable to the Acquired Assets and paid by the Purchaser after Closing) allocable to a Pre-Closing Tax Period, as determined pursuant to Section 5.11; and
(k)    all software, Intellectual Property Rights, Computer Systems, and information technology systems and applications, including the PVS6 gateway and related technology, that are owned, used in, relate to, or are necessary for the conduct and performance of (i) services to all lease customers under the existing maintenance services agreements pursuant to which Sellers provide certain operating and maintenance services to those subsidiaries of SunStrong Capital Holdings, LLC who own PV and storage systems (each, an “Owner”), (ii) the existing lease and loan services agreements, pursuant to which SunPower Capital Services, LLC provides certain lease and loan services to the Owners, and (iii) the existing transaction management and asset management agreements pursuant to which SunStrong Capital Holdings, LLC and SunPower Capital Services, LLC provide certain administrative and management services, provided, however, the Sellers shall (A) subject to the entry of an Order by the Bankruptcy Court, provide the purchaser with a license to utilize the PVS6 gateway and related technology with respect to the Acquired Assets and (B) use commercially reasonable efforts to transfer the servicing of the Acquired Assets to a go-forward servicer; and
(l)    all computers of Sellers’ employees that are ultimately hired by Purchaser; provided, however that at such time that the Sellers no longer need to maintain and/or preserve the computers and it is determined that the computers may be transferred, all computers of Sellers will be transferred to Purchaser at no additional cost.
Section 1.3    Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order effective as of the Closing, Purchaser shall irrevocably assume from each Seller (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and such Seller shall irrevocably transfer, assign, convey, and deliver to Purchaser, only the following Liabilities, without duplication (collectively, the “Assumed Liabilities”):
(a)    all Liabilities arising out of or relating to the ownership and operation of the Acquired Assets, Assigned Contracts or Acquired Businesses, arising at or after the Petition Date that are due and payable after the Closing (including, for the avoidance of doubt, accounts payable due and payable after the Closing);
(b)    all Liabilities (i) in respect of Transferred Employees arising at or after the Closing and (ii) assumed by Purchaser pursuant to Section 5.9;
(c)    all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (the “Cure Costs”);

(d)    any Liability for Taxes (including the payment thereof) attributable to the Acquired Assets for a taxable period (or portion thereof) beginning after the Closing Date (as determined pursuant to Section 5.11);
(e)    Transfer Taxes; and
(f)    subject to Purchaser’s further review, certain customer deposits to be identified by the Parties in good faith prior to the Closing.
Section 1.4    Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or Action against, Sellers of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing before or on the Closing Date (as defined below) or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing (collectively, the “Excluded Liabilities”), including the following Liabilities of any of the Sellers or of any predecessor of any of the Sellers, whether incurred or accrued by any of the Sellers before or after the Closing Date:
(a)    all Cure Costs for Contracts or Leases to which any Seller is a party that are not Assigned Contracts or Assumed Leases;
(b)    any Liability of the Sellers or of any of their predecessors associated with any and all indebtedness, including any guarantees of third party obligations and reimbursement obligations to guarantors of the Sellers’ or any of their respective Affiliates’ obligations, and including any guarantee obligations or imputed Liability through veil piercing incurred in connection with the Sellers’ Affiliates;
(c)    all Liability of the Sellers or of any of their predecessors associated with payments for the purchase of goods, including but not limited to customer deposits and prepaid amounts;
(d)    all Retained Taxes;
(e)    all Liabilities of the Sellers or of any of their predecessors under this Agreement and the transactions contemplated hereby or thereby;
(f)    any Liabilities in respect of any Contracts or Leases to which any Seller is a party that are not Assigned Contracts or Assumed Leases, including any Liabilities arising out of the rejection of any such Contracts or Leases pursuant to Section 365 of the Bankruptcy Code;
(g)    except for Liabilities expressly identified as Assumed Liabilities, all Liabilities for fees, costs and expenses that have been incurred or that are incurred or owed by the Sellers or of any of their predecessors in connection with this Agreement or the administration of the Bankruptcy Cases (including all fees and expenses of professionals engaged by the Sellers) and administrative expenses and priority claims accrued through the Closing Date and specified post-closing administrative wind-down expenses of the bankrupt estates pursuant to the Bankruptcy Code (which such amounts shall be paid by the Sellers from the proceeds collected in connection with the Excluded Assets) and all costs and expenses incurred in connection with (i) the negotiation, execution and consummation of the transactions contemplated under this Agreement and each of the other documents delivered in connection herewith; and (ii) the consummation of the transactions contemplated by this Agreement, including any retention bonuses, “success” fees, change of control payments and any other payment obligations of the Sellers or of any of their predecessors payable as a result of the consummation of the transactions contemplated by this Agreement and the documents delivered in connection herewith;
(h)    except for Liabilities expressly identified as Assumed Liabilities, all employment-related Liabilities of the Sellers, including (i) Liabilities for any action resulting from the Sellers’ employees’ separation of employment with the Sellers, including any severance or separation pay, (ii) employment-related Liabilities resulting from the transactions contemplated hereby whether before, on or after the Closing, (iii) Liabilities arising out of or relating to any collective bargaining Contract, labor negotiation, employment Contract, and consulting Contract with the Sellers, (iv) any Liabilities arising from or related to payroll and payroll Taxes for the current and former employees or independent contractors or other service providers of the Sellers to such person at any time on or prior to the Closing, (v) Liabilities of the Sellers for vacation, sick leave, parental leave, and other paid-time off accrued by the Sellers on and prior to Closing, (vi) all Liabilities with respect to any current or former employee of the Sellers including the Executive Employment Contracts, and (vii) all Liabilities for any failure to comply with applicable Laws or obligations under any Contract, in each case arising out of or related to employment of employees of the Sellers or engagement of independent contractors of the Sellers;
(i)    all Liabilities related to the WARN Act, to the extent applicable, with respect to the Sellers’ termination of employment of the Sellers’ employees on or prior to Closing (for the avoidance of doubt reference to the Sellers in clause (h) and (i) shall refer to the Sellers and its Affiliates);
(j)    all Liabilities arising under or relating to Company Benefit Plans (including all assets, trusts, insurance policies and administration service contracts related thereto);
(k)    all Liabilities of the Sellers or of any of their predecessors to their respective equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any Liability of the Sellers or of any of their predecessors pursuant to any Contract or Lease set forth on Schedule 1.1(a), or has any material business arrangement with, or has any material financial obligations to or is owed any financial obligations from, any Seller or, to the Knowledge of the Sellers, any actual competitor, vendor or licensor of any Seller that is not an Assigned Contract

(l)    all Liabilities arising out of or relating to any business or property formerly owned or operated by any of the Sellers, any Affiliate or predecessor thereof, but not presently owned and operated by any of the Sellers as of the date hereof;
(m)    all Liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings or investigations (in each case whether involving private parties, Governmental Authorities, or otherwise) involving, against, or affecting any Acquired Asset, the Acquired Businesses, the Sellers, any of their Affiliates or predecessors, or any assets or properties of the Sellers or of any of their predecessors, in each case arising out of the ownership or operation of the Acquired Businesses or any Acquired Asset prior to the Closing;
(n)    all Liabilities arising under Environmental Laws, other than to the extent arising out of the ownership or operation of the Acquired Businesses or any Acquired Asset from and after the Closing, whether or not yet booked as accounts payable by Sellers as of or prior to the Closing;
(o)    all accounts payable of the Sellers or of any of their predecessors existing as of or prior to the Closing;
(p)    all Liabilities outstanding as of and arising after the Closing for any contract for delivery of or returns of products previously sold to customers, whether or not any customer has provided a deposit for the sale except for under any Assigned Contract;
(q)    all Liabilities of the Sellers or of any of their predecessors arising out of any Contract, Permit, or claim that is not transferred to Purchaser hereunder; and
(r)    all Liabilities for all Professional Fees Amounts.
Section 1.5    Assumption/Rejection of Certain Contracts.
(a)    Sellers shall provide timely and proper written notice of a proposed Sale Order to all parties to any executory Contracts or unexpired leases to which Sellers or any of their respective Subsidiaries or Affiliates is a party that are Assigned Contracts and take all other actions reasonably necessary to cause such Contracts to be assumed by Sellers and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code to the extent that such Contracts are Assigned Contracts at the Closing. The Sale Order shall provide that as of and conditioned on the occurrence of the Closing, Sellers shall assign or cause to be assigned to Purchaser or an Affiliate of Purchaser designated by Purchaser, as applicable, the Assigned Contracts, each of which shall be identified by the name or appropriate description and date of the Assigned Contract (if available), the other party to the Assigned Contract and the address of such party for notice purposes, all included in a notice filed with the Bankruptcy Court the Bankruptcy Court (the “Cure Notice”). The Cure Notice shall also set forth Sellers’ good faith estimate of the amounts necessary to cure any defaults under each of the Assigned Contracts as determined by Sellers based on their books and records or as otherwise determined by the Bankruptcy Court. At the Closing, Sellers shall, pursuant to the Sale Order and the Assignment and Assumption

Agreement, assign to Purchaser (the consideration for which is included in the Purchase Price), all Assigned Contracts that may be assigned by Sellers to Purchaser pursuant to sections 363 and 365 of the Bankruptcy Code.
(b)    Sellers shall transfer and assign, or shall cause to be transferred or assigned, all Assigned Contracts to Purchaser or an Affiliate of Purchaser designated by Purchaser, and Purchaser or such designated Affiliate of Purchaser shall assume all Assigned Contracts, as of the Closing Date pursuant to section 365 of the Bankruptcy Code and the Sale Order. As promptly as practicable following the date hereof, Purchaser and Sellers shall use commercially reasonable efforts to cooperate and determine the Cure Costs under each Assigned Contract, if any, so as to permit the assumption and assignment of each such Assigned Contract pursuant to section 365 of the Bankruptcy Code in connection with the Transaction.
(c)    Purchaser shall have the right to notify Sellers in writing of any Assigned Contract (other than purchase orders) that it does not wish to assume or a Contract that is related to the Acquired Assets to which any Seller is a party that Purchaser wishes to add as an Assigned Contract up to two (2) Business Days prior to the Bid Deadline (as defined in the Bidding Procedures Order), and (i) any such previously considered Assigned Contract that Purchaser no longer wishes to assume shall be automatically deemed removed from the Schedules related to Assigned Contracts and automatically deemed added to the Excluded Assets, in each case, without any adjustment to the Purchase Price, and (ii) any such previously considered Contract that is related to the Acquired Assets that Purchaser wishes to assume as an Assigned Contract shall be automatically deemed added to the Schedules related to Assigned Contracts, automatically deemed removed from the Excluded Assets, and assumed by Sellers to sell and assign to Purchaser, in each case, without any adjustment to the Purchase Price. Purchaser shall be solely responsible for the payment, performance and discharge when due of the Liabilities under the Assigned Contracts arising or that are otherwise payable from the time of and after the Closing.
(d)    Notwithstanding anything to the contrary in this Agreement, a Contract shall not be assigned to, or assumed by, Purchaser to the extent that such Contract is rejected by any Seller or its Affiliates or terminated by such Seller, its Affiliates or any other party thereto, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Purchaser as an Assigned Contract hereunder and is not continued or otherwise extended upon assumption.
(e)    Notwithstanding anything to the contrary in this Agreement, to the extent an Acquired Asset requires any consent or approval from any party, including any Governmental Body (other than, and in addition to and determined after giving effect to any Order of the Bankruptcy Court, including the Sale Order) in order to permit the sale or transfer to Purchaser of the applicable Seller’s right, title and interest in and to such asset, and such consent or approval has not been obtained prior to such time as such right, title and interest is to be transferred by Purchaser hereunder, such asset shall not be transferred to, or received by, Purchaser. If any Acquired Asset is deemed not to be assigned pursuant to this clause (e), the Closing shall nonetheless take place subject to the other terms and conditions set forth herein and, thereafter, through the earlier of (x) such time as such consent or approval from the applicable party, including any Governmental Body, is obtained and (y) six (6) months following the Closing (or the closing of the Chapter 11 Cases or dissolution of Sellers, if earlier), Sellers and Purchaser shall (A) use reasonable best efforts to secure such consents or approvals as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser, including subcontracting, licensing, or sublicensing to Purchaser any or all of Sellers’ rights and obligations with respect to any such Acquired Asset, under which (1) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Sellers or their respective Affiliates or any direct costs associated with the retention and maintenance of such Acquired Asset incurred by Sellers or their respective Affiliates) with respect to such Acquired Asset with respect to which such consent or approval has not been obtained and (2) Purchaser shall assume and timely discharge all related burdens and obligations with respect to such Acquired Asset. Upon satisfying any requisite consent or approval requirement applicable to such Acquired Asset after the Closing, the applicable Seller’s right, title and interest in and to such Acquired Asset shall promptly be transferred and assigned to Purchaser in accordance with the terms of this Agreement, the Sale Order and the Bankruptcy Code.
(f)    If at any time after the Closing, any Seller or Purchaser becomes aware that such Seller continues to hold any Acquired Asset, including an Assigned Contract, or any asset necessary for the operation of the Acquired Businesses that should have been conveyed in accordance with this Agreement, such Party will promptly notify the other Party and such Seller shall use its commercially reasonable efforts to transfer (or cause to be transferred) such Acquired Asset or asset to Purchaser. Following written confirmation from the Purchaser, the Purchaser will assume any Assumed Liabilities associated therewith upon receipt, in each case, without further consideration being due or paid from Purchaser to such Seller. If at any time after the Closing, Purchaser becomes aware that it holds any Excluded Asset, Purchaser will promptly notify Sellers and use its commercially reasonable efforts to transfer (or cause to be transferred) such Excluded Asset to the applicable Seller, without further consideration being due or paid from any Seller to Purchaser.
ARTICLE II
Consideration; Payment; Closing
Section 2.1    Consideration; Payment. The aggregate consideration (collectively, the “Purchase Price”) to be paid by Purchaser for the purchase of the Acquired Assets shall be: (i) the assumption of Assumed Liabilities and (ii) a cash payment in an amount equal to forty five million United States Dollars ($45,000,000) (the “Cash Consideration”). At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers Cash Consideration less the Deposit

(the “Closing Date Payment”) and shall assume the Assumed Liabilities. The Cash Consideration and any payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable Party to (or for the benefit of) whom such payment is to be made at least two (2) Business Days prior to the date such payment is to be made.
Section 2.2    Deposit.
(a)    Purchaser has or will within two (2) Business Days of the date hereof, made an earnest money deposit with Epiq Corporate Restructuring, LLC (the “Escrow Agent”) in a cash amount equal to 10% of the Cash Consideration (the “Deposit”), by wire transfer of immediately available funds for deposit into a separate, segregated, interest bearing escrow account maintained by the Escrow Agent in accordance with the Bidding Procedures Order. The Deposit shall not be subject to any Encumbrance, attachment, trustee process, or any other judicial process of any creditor of any Sellers or Purchaser and shall be applied against payment of the Purchase Price on the Closing Date.
(b)    If, prior to the Closing, this Agreement has been terminated by Sellers pursuant to Section 7.1(d) or Section 7.1(f) (or by Purchaser pursuant to Section 7.1(b) or Section 7.1(c), in each case in circumstances where Sellers would be entitled to terminate this Agreement pursuant to Section 7.1(d) or Section 7.1(f)), then Sellers shall retain the Deposit together with all received investment income, if any.
(c)    If, prior to the Closing, this Agreement has been terminated by any Party, other than as contemplated by Section 2.2(b), then the Deposit, together with all received investment income, if any, shall be returned to Purchaser within five Business Days after such termination.
(d)    The Parties agree that Sellers’ right to retain the Deposit, as set forth in Section 2.2(b), is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers for their efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(e)    If the Closing occurs, at the Closing the Parties shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to transfer by wire transfer of immediately available funds 100% of the Deposit (together with any and all investment interest thereon, if any) to such account(s) as may be designated by Sellers.
Section 2.3    Closing. The closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price and the assumption of the Assumed Liabilities in accordance with this Agreement (the “Closing”) will take place by telephone conference and electronic exchange of at 9:00 a.m. Central Time on the second (2nd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VI (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time and date as the Parties may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
Section 2.4    Closing Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Purchaser:
(a)    a bill of sale and assignment and assumption agreement substantially in the form of Exhibit A attached hereto (the “Assignment and Assumption Agreement”) duly executed by each applicable Seller, in each case, with respect to the applicable Acquired Assets;
(b)    an IRS Form W-9 executed by each Seller or its regarded owner;
(c)    an Intellectual Property Assignment Agreement and such other documents that may be reasonably requested by Purchaser to transfer the Transferred Intellectual Property, each in a form and substance mutually agreed by Purchaser and Seller Representative prior to the Closing;
(d)    To the extent Sellers are able, using commercially reasonable efforts to provide any post-Closing transition services and as may be requested by the Purchaser for market rate with all costs to be borne by Purchaser or as otherwise determined after the date hereof by the Parties, a duly executed transition services agreement, in form and substance to be mutually agreed by Purchaser and Seller Representative prior to the Closing (the “TSA”); and
(e)    an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of each Seller certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
Section 2.5    Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of) Sellers:
(a)    payment of the Cash Consideration as set forth in Section 2.1;
(b)    the Assignment and Assumption Agreement duly executed by Purchaser;
(c)    a duly executed TSA, to the extent necessary;
(d)    an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and
(e)    countersigned Intellectual Property Assignment Agreement.

Section 2.6    Withholding. Purchaser shall not be entitled to deduct or withhold any Taxes from any amounts payable pursuant to this Agreement.
ARTICLE III
Representations and Warranties of Sellers
Except as disclosed in any forms, statements or other documents filed with the Bankruptcy Court, as disclosed in any public filings of Sellers, or as set forth in the Schedules delivered by Sellers concurrently herewith and as updated from time to time, each Seller represents and warrants to Purchaser as of the date hereof and solely with respect to each such Seller and the applicable Acquired Assets as follows:
Section 3.1    Organization and Qualification. Such Seller is a corporation, limited liability company or limited partnership, as applicable, duly incorporated or organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation. Such Seller is duly licensed or qualified to do business under the Laws of each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 3.2    Authorization of Agreement. Subject to requisite Bankruptcy Court approvals:
(a)    such Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements to which such Seller is a party and to perform its obligations hereunder and to consummate the Transactions;
(b)    the execution, delivery and performance by such Seller of this Agreement and the other Transaction Agreements to which Seller is a party, and the consummation by such Seller of the Transactions, have been duly authorized by all requisite corporate action, limited liability company action or limited partnership action on the part of such Seller, as applicable, and no other organizational proceedings on such Seller’s part are necessary to authorize the execution, delivery and performance by such Seller of this Agreement or the other Transaction Agreements and the consummation by it of the Transactions; and
(c)    this Agreement and the other Transaction Agreements to which such Seller is a party have been, or will be, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its and their terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and

(b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).
Section 3.3    Conflicts; Consents. Except as related to, or as a result of, the filing or pendency of the Bankruptcy Cases, as set forth on Schedule 3.3 and assuming that requisite Bankruptcy Court approvals are obtained and, neither the execution and delivery by such Seller of this Agreement or the other Transaction Agreements, nor the consummation by such Seller of the Transactions, nor performance or compliance by such Seller with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of such Seller’s certificate of incorporation or bylaws, certificate of formation or limited liability company agreement, certificate of limited partnership, partnership agreement or other governing documents, as applicable (ii) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any assigned contract or accelerate such Seller’s obligations under any such assigned contract, or (iii) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any Acquired Assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.4    Title to Assets; Sufficiency of Assets.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Sellers have good and valid title to, or, in the case of leased or subleased Acquired Assets, valid and subsisting leasehold interests in, all Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Pursuant to the Sale Order, the Sellers will convey such title to or rights to use, all of the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 3.4(b), all tangible assets of the Acquired Assets and the Acquired Businesses are (i) in good working order and condition in all material respects, ordinary wear and tear excepted, (ii) have been reasonably maintained, (iii) are suitable in all material respects for the uses for which they are being utilized in the Acquired Assets and the Acquired Businesses as conducted by Sellers as of the date hereof, (iv) do not require more than regularly scheduled maintenance in the Ordinary Course consistent with past practice and the established maintenance policies of Sellers, as applicable, in order to keep them in good operating condition, and (v) comply in all material respects with all requirements under any Laws and any licenses which govern the use and operation thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Acquired Assets constitute the material properties, assets and rights reasonably necessary, and are sufficient in all material respects, for the conduct of the Acquired Assets and the Acquired Businesses as currently conducted, taking into account the fact that the Excluded Assets shall not be acquired by Purchaser pursuant to the terms of this Agreement.
Section 3.5    Assigned Contracts and Assumed Leases. Schedule 3.5 sets forth a complete list, as of the date hereof, of all (i) Assigned Contracts and (ii) Assumed Leases.
Section 3.6    Real Property. Schedule 3.6(b)(i) sets forth a list of each Assumed Lease and the real property location which is the subject thereof (together, the “Leased Real Property”). The Sellers have made available to Purchaser, prior to the date of this Agreement, a true, correct and complete copy of each Assumed Lease. With respect to each Assumed Lease, (a) assuming due authorization and delivery by the other party thereto, such Assumed Lease constitutes the valid and legally binding obligation of the Sellers party thereto and, to the Sellers’ Knowledge, the counterparty thereto, enforceable against such Sellers and, to the Sellers’ Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, and (b) except as set forth in Schedule 3.6(ii) neither such Sellers nor, to the Sellers’ Knowledge, the counterparty thereto is in breach or default under such Assumed Lease, and to the Sellers’ Knowledge no event has occurred or condition exists that, with notice or lapse of time, or both, would constitute a default by any Seller or, to the Sellers’ Knowledge, by any other party thereto, except (i) for those defaults that will be cured by the payment of Cure Costs in accordance with the Sale Order or waived in accordance with section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assumed Leases) or (ii) to the extent such breach or default would not reasonably be expected to have a Material Adverse Effect. To the Sellers’ Knowledge, no Person that is not a Seller has any right to possess, use or occupy any of the Leased Real Property except as set forth on Schedule 3.6(iii). The leasehold interests of the Sellers in the Assumed Leases are subject to no Encumbrances other than Permitted Encumbrances.
Section 3.7    Employees.
(a)    No Seller (with respect to the Transferred Employees) or the Acquired Businesses or the Acquired Assets is party to any collective bargaining agreements or similar labor-related Contracts with any labor union representing any Continuing Employees. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is no written demand from any labor union seeking recognition as the exclusive bargaining representative of any Continuing Employees by such Seller or any Acquired Businesses or the Acquired Assets and (ii) there is no pending or, to the Knowledge of Sellers, threatened, strike, lockout, organized labor slowdown, or concerted work stoppage by any Continuing Employees.
(b)    Each Seller (with respect to Transferred Employees) and the Acquired Businesses and the Acquired Assets are in compliance with all applicable Laws respecting employment practices and labor, including those related to wages and hours, collective bargaining, unemployment insurance, workers’ compensation, immigration, harassment and discrimination, disability rights and benefits, affirmative action, and employee layoffs except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.
(c)    There is no Action pending or, to the Knowledge of Sellers, threatened in writing against such Seller (with respect to Transferred Employees) or any Acquired Business or Acquired Asset alleging a violation of any applicable labor or employment Law brought by any Continuing Employee before any Governmental Body, except for such Actions (or threatened Actions) that, if adversely determined, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 3.8    Litigation; Decrees. Except as set forth in Schedule 3.8 or arising in connection with, or out of, the Bankruptcy Cases (or any actions which are the subject matter thereof), there is no Litigation pending that (a) would reasonably be expected to be material to the Acquired Assets or (b) challenges the validity or enforceability of this Agreement or that seeks to enjoin or prohibit consummation of the transactions contemplated hereby and thereby. Other than the Bankruptcy Case, no Seller is subject to any outstanding Decree that would (i) reasonably be expected to be material to the Acquired Assets or Acquired Businesses or (ii) prevent or materially delay such Seller’s ability to consummate the transactions contemplated hereby or by the Related Agreements or perform in any material respect its obligations hereunder.
Section 3.9    Data Privacy. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 3.9, in connection with its collection, storage, transfer, marketing, sales, security, and/or use of any Personal Information, each Seller is and, during the last twelve (12) months, has been in compliance in all material respects with applicable Laws that regulate the privacy and/or security of Personal Information (the “Privacy Laws”). Except as set forth on Schedule 3.9, neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate applicable Privacy Laws in any material respects. Each Seller has commercially reasonable physical, technical, organizational and administrative security measures in place that are designed to protect all Personal Information collected by it or on its behalf from and against material unauthorized access, loss, modification, destruction, use or disclosure, and all such measures are in accordance with applicable Privacy Laws in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and to the Knowledge of Sellers, since June 30, 2024 there has been no unauthorized access, use, modification, or disclosure of Personal Information, or any event that constitutes a security breach or similar term under applicable Law, in the possession or control of each Seller or any.
Section 3.10    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and solely with respect to the Assumed Leases:
(a)    The Sellers are, and to the Knowledge of the Sellers, during the twelve (12) months prior to the date hereof have been, in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining, and making required filings for issuance or renewal of all Material Permits, licenses and authorizations required under Environmental Laws for the operations of the Sellers and their respective Subsidiaries as currently conducted.
(b)    The Sellers have not, during the twelve (12) months prior to the date hereof, received, nor is there any pending or, to the Knowledge of the Sellers, any threatened, written notice or Litigation regarding any actual or alleged violation of, or liability or obligation under, Environmental Laws that would reasonably be expected to be material to the Sellers and their respective Subsidiaries taken as a whole.
(c)    Except for a Release that would not reasonably be expected to be material to the Sellers and their Subsidiaries taken as a whole, there has been no Release of a Hazardous Substance (x) at, on, about, under or from the corporate offices, or (y) arising from or relating to the operations of the Sellers or their respective Subsidiaries.
(d)    None of the Sellers or any of their respective Subsidiaries, has manufactured, distributed, treated, stored, arranged for or permitted the disposal of, transported, handled, or exposed any Person to, any Hazardous Substance, except for such action that was taken in compliance in all material respects with applicable Environmental Law or would not reasonably be expected to be material to the Sellers and their respective Subsidiaries taken as a whole.
(e)    None of the Sellers or any of their respective Subsidiaries has contractually assumed, pursuant to any acquisition, divestiture, or merger, any obligation of another Person under any Environmental Law that could reasonably be expected to result in material liability or any other material obligation to the Sellers or their respective Subsidiaries under any applicable Environmental Law.
(f)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation or remediation activities or notice to, filing or registration with, or consent of any Governmental Authority or other third party pursuant to any transaction-triggered Environmental Law, including with respect to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.
(g)    The Sellers have made available to Purchaser copies and results of any material reports, studies, analyses, tests, or monitoring and any other material documents or correspondence in the Sellers’ possession relating to environmental conditions or Liabilities under Environmental Law with respect to the operations of the Sellers and their respective Subsidiaries, corporate offices.
Section 3.11    Taxes.
(a)    The Sellers have timely filed all material Tax Returns required to be filed by the Sellers with respect to the Acquired Assets or the Acquired Businesses with the appropriate Governmental Authorities (taking into account any extension of time to file granted or to be obtained on behalf of the Sellers); and all such Tax Returns are true, complete, and correct in all material respects;
(b)    All material Taxes imposed on the Sellers with respect to the Acquired Assets or the Acquired Businesses that are due and owing (taking into account applicable extensions) have been paid (other than any Taxes (i) the nonpayment of which is permitted or required by the Bankruptcy Code, or (ii) that are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP);
(c)    There are no material pending (or threatened) audits, examinations, investigations or other proceedings, in each case for which a Seller has received written notice or to the Knowledge of the Sellers, relating to a material amount of Taxes with respect to the Acquired Assets or the Acquired Businesses;
(d)    There are no Encumbrances relating to material Taxes (other than Permitted Encumbrances) on any Acquired Assets; and
(e)    In the last twelve (12) months and other than as set forth in public filings of SunPower Corporation, no claim has been made in writing by a Governmental Authority in a jurisdiction where a Seller does not currently file Tax Returns with respect to an Acquired Asset that such Seller may be subject to Tax by that jurisdiction with respect to such Acquired Asset.
(f)    Sellers have not received written notice of any material Tax deficiency outstanding, proposed or assessed, with respect to the Acquired Assets.
(g)    None of the Acquired Assets constitutes stock, partnership interests or any other equity interest in any Person for U.S. federal income Tax purposes.
(h)    Notwithstanding anything herein to the contrary, this Section 3.11 contains the sole and exclusive representations and warranties with respect to Taxes, and no representation or warranty is made in this Section 3.11 regarding (i) any taxable period (or portion thereof) beginning after the Closing Date, or (ii) the availability or unavailability of any tax attribute or tax refund.
Section 3.12    Intellectual Property.
(a)    Except as set forth on Schedule 3.12(a), the Sellers own all right, title and interest in and to the Transferred Intellectual Property that is owned or purported to be owned by the Sellers (the “Owned Intellectual Property”), free and clear of all Encumbrances (other than Permitted Encumbrances). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the Knowledge of the Sellers, except as set forth in Schedule 3.12(a) or as otherwise contemplated by this Agreement, the Transferred Intellectual Property constitutes all Intellectual Property Rights owned or held for use by the Sellers in the conduct of the Acquired Businesses. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Sellers own all right, title and interest in, or have a valid and enforceable written license or other permission to use, all Transferred Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the Knowledge of the Sellers, the Transferred Intellectual Property is sufficient to conduct the Acquired Businesses as presently conducted. Except as set forth in Schedule 3.12(a), all Owned Intellectual Property is currently owned by the Sellers.
(b)    Trademarks:
(i)    Schedule 3.12(b) contains a complete and accurate list of all registered and applied for Transferred Trademarks, including for each applicable trademark or service mark, trademark registration numbers and registration dates, as applicable (the “Registered Trademarks”).
(ii)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Businesses, and except as set forth on Schedule 3.12(b), all of the material Registered Trademarks are subsisting and in full force and effect.
(iii)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Businesses, and except as set forth on Schedule 3.12(b), no material Registered Trademark is the subject of any opposition, invalidation or cancellation proceeding, in each case which is pending and unresolved, and no such action has been threatened in writing during the past twelve (12) months.
(c)    Copyrights:
(i)    Schedule 3.12(c) contains a complete and accurate list of all registered Transferred Copyrights, including title, registration number and registration date (the “Registered Copyrights”).
(ii)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Businesses, all of the Registered Copyrights are in full force and effect.
(d)    Patents:
(i)    Schedule 3.12(d) contains a complete and accurate list of all issued Transferred Patents, including owner, patent number and issuance date (the “Registered Patents”).
(ii)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Businesses, all of the Registered Patents are subsisting and in full force and effect.

(e)    Except as set forth on Schedule 3.12(d), to the Knowledge of the Sellers, during the past twelve (12) months, there has not been and there is not now any actual unauthorized use, infringement or misappropriation of any of the Owned Intellectual Property by any third party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(f)    Except as set forth in Schedule 3.12(f), during the past twelve (12) months, the Sellers have not brought any actions or lawsuits that are pending and unresolved alleging infringement, misappropriation or other violation of any of the Owned Intellectual Property by any third party. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and except as set forth in Schedule 3.12(f), to the Knowledge of Sellers, no Person is infringing upon any Owned Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the Knowledge of the Sellers, the Sellers have not entered into any Contract granting any third party the right to bring infringement actions with respect to any of the Owned Intellectual Property that will survive the Closing. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Sellers there is no pending claim or claim threatened in writing with respect to the Owned Intellectual Property: (i) contesting the right of the Sellers to use, exercise, sell, license, transfer or dispose of any of the Owned Intellectual Property; or (ii) challenging the ownership, validity or enforceability of any of the Owned Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the Knowledge of the Sellers, no Owned Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the use, licensing, assignment, transfer or conveyance thereof by the Sellers.
(g)    Schedule 3.12(a) contains a listing of all material Contracts to which the Sellers are a party that relates to the settlement of any claims related to the Owned Intellectual Property (including co-existence agreements).
(h)    Except as set forth on Schedule 3.12(a), and to the Knowledge of the Sellers, the operation and conduct of the Acquired Businesses as currently conducted by the Sellers, including the Sellers’ marketing, license, sale or use of any products or services anywhere in the world in connection with the Acquired Businesses has not, in the last twelve (12) months, and does not as of the Closing Date infringe, misappropriate or violate any Intellectual Property Rights of any third party, in each case except as would not, individually or in the aggregate, reasonably be expected to be have a Material Adverse Effect. To the Knowledge of the Sellers, there is no pending claim or claim threatened in writing alleging that the operation of the Acquired Businesses (including the Sellers’ marketing, license, sale or use of any products or services anywhere in the world in connection with the Acquired Businesses) as currently conducted by the Sellers infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third party or violates any Contract with any third party to which the Sellers are a party or by which they are bound, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(i)    Except as set forth in Schedule 3.12(a), to the Knowledge of the Sellers, the Sellers have the full right, power and authority to sell, assign, transfer and convey all of their right, title and interest in and to the Transferred Intellectual Property to Purchaser, and upon Closing, Purchaser will acquire from the Sellers good and marketable title to the Owned Intellectual Property, free of Encumbrances (other than Permitted Encumbrances).
(j)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Businesses, and to the Knowledge of the Sellers, except as set forth in Schedule 3.12(a), the Sellers have secured from each present or former employee, officer, director, agent, outside contractor or consultant of the Sellers who contributed to the development of any material Owned Intellectual Property on behalf of the Sellers a written and enforceable agreement that contain (A) a non-disclosure obligation with respect to the Sellers’ confidential information and (B) a valid assignment to one or more of the Sellers of all rights, title and interest in and to such Owned Intellectual Property, unless in respect of assignment agreements, a Seller owns such Owned Intellectual Property by operation of Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Businesses, the Sellers have taken commercially reasonable and appropriate steps to protect, maintain and preserve the confidentiality of any material trade secrets included in the Owned Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Businesses, any disclosure by the Sellers of such trade secrets to any third party has been pursuant to the terms of a written agreement with such third party.
(k)    To the Knowledge of the Sellers, all material software owned, licensed, used, or otherwise held for use in the Acquired Assets and the Acquired Businesses is in good working order and condition and is sufficient in all material respects for the purposes for which it is currently used in the Acquired Assets and the Acquired Businesses, except in each case as would not reasonably be expected to be material to the Sellers and their respective Subsidiaries taken as a whole. To the Knowledge of the Sellers, the Sellers have not experienced any material defects in design, workmanship or material in connection with the use of such software that have not been corrected. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Businesses, and to the Knowledge of the Sellers, no such software contains any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any material way such software’s operation, (ii) cause such software to damage or corrupt any data, storage media, programs, equipment or communications of the Sellers or their clients, or otherwise interfere with the Sellers’ operations as currently conducted, or (iii) permit any third party to access any such software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors”

“Trojan horses,” “time bombs,” “worms,” or “drop dead devices”). The computer software, computer hardware, firmware, networks, interfaces and related systems (collectively, “Computer Systems”) used in the Acquired Businesses are sufficient in all material respects for the Sellers’ current needs in the operation of the Acquired Businesses as presently conducted, and, to the Knowledge of the Sellers, in the past twelve (12) months, there have been no material failures, crashes, security breaches or other adverse events affecting the Computer Systems which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Businesses. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Businesses, the Sellers take commercially reasonable steps to provide for the back-up and recovery of material data and have implemented disaster recovery plans, procedures and facilities and, as applicable, have taken reasonable steps to implement such plans and procedures. The Sellers have taken reasonable actions designed to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access, or modification by third parties.
(l)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the Knowledge of the Sellers, all Owned Intellectual Property is subsisting, valid and enforceable.
(m)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Businesses, and to the Knowledge of the Sellers, no domain name or social media account included in the Transferred Intellectual Property has been, during the past twelve (12) months, or is now involved in any dispute over its ownership or use. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Businesses, and to the Knowledge of the Sellers, Sellers have information sufficient to access, operate, and control all social media accounts and domain names included in the Transferred Intellectual Property. All domain names and social media accounts included in the Transferred Intellectual Property are set forth on Schedule 3.12(m).
Section 3.13    Compliance with Laws; Permits.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as related to, or as a result of, the filing or pendency of the Bankruptcy Cases, the Sellers are in compliance, in all material respects, with all Laws applicable to the Acquired Assets. Except as related to or, as a result of, the filing or pendency of the Bankruptcy Cases, since June 30, 2024 (i) none of the Sellers has received any written notice of, the material violation of any Laws, and (ii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice, passage of time, or both) would constitute or result in a failure by any Seller or its Subsidiaries to comply, in any material respect, with any applicable Law, the failure of which would result in a Material Adverse Effect. Except as related to, or as a result of, the filing or pendency of the Bankruptcy Cases or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no investigation in relation to any actual or alleged material violation of Law by any Seller or its Subsidiaries is pending or, to the Knowledge of the Sellers, threatened, nor since June 30, 2024 has any Seller or any of its Subsidiaries received any written notice from any Governmental Authority indicating an intention to conduct the same.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as related to, or as a result of, the filing or pendency of the Bankruptcy Cases, all material Permits required for any Seller and its Subsidiaries to conduct the Acquired Businesses as currently conducted by the Sellers are valid and in full force and effect (each a “Material Permit”). Since June 30, 2024, to the Knowledge of the Sellers, it has received no notice that any event has occurred that, would reasonably be expected to result in the revocation, cancellation, modification, suspension, lapse, limitation, or non-renewal of any Permit or Permits that, individually or in the aggregate, are material to the operation of the Acquired Business as currently conducted by the Sellers or that relate to the Acquired Assets. Since June 30, 2024, each Seller and its Subsidiaries have complied in all material respects, and are currently in compliance in all material respects, with all Permits that, individually or in the aggregate, are material to the operation of the Acquired Assets and the Acquired Businesses as currently conducted by the Sellers, and have made all appropriate filings for issuance or renewal of such Permits. No Litigation is pending or, to the Knowledge of the Sellers, threatened to terminate, revoke, limit, cancel, suspend or modify any Permit or Permits that, individually or in the aggregate, are material to the operation of the Acquired Assets and the Acquired Businesses as currently conducted by the Sellers, and which would have a Material Adverse Effect, and none of the Sellers has received written notice from any Governmental Authority that (i) any such Permit will be revoked or not reissued on the same or similar terms, (ii) any application for any new Permit by any Seller or their respective Subsidiaries or renewal of any Permit or Permits that, individually or in the aggregate, are material to the operation of the Acquired Assets and the Acquired Businesses as currently conducted by the Sellers will be denied, or (iii) the Permit holder is in material violation of any Permit or Permits that, individually or in the aggregate, are material to the operation of the Acquired Assets and the Acquired Businesses as currently conducted by the Sellers.
Section 3.14    Brokers. Except for Moelis & Company, all of whose fees and expenses will be borne solely by Sellers, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the Transactions.
Section 3.15    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (the “Express Representations”) (it being understood that Purchaser and the Purchaser Group have relied only on such Express Representations and warranties), Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that no Seller nor any other Person on behalf of such Seller makes, and neither Purchaser nor any member of the Purchaser Group has relied on, is relying on, or will rely on the accuracy or completeness of any express or implied representation or warranty with respect to such Seller, the Acquired Businesses, such Seller’s other businesses, the other Acquired Assets, or the Assumed Liabilities or with respect to any information, statements, disclosures, documents, projections, forecasts or other material of any nature made available or provided by any Person (including in any presentations or other materials prepared by Moelis & Company) or in that certain datasite administered by Datasite (the “Dataroom”) or elsewhere to Purchaser or any of its Affiliates or Advisors on behalf of such Seller or any of its Affiliates or Advisors. Without limiting the foregoing, no Seller or any of its Advisors nor any other Person will have or be subject to any Liability whatsoever to Purchaser, or any other Person, resulting from the distribution to Purchaser or any of its Affiliates or Advisors, or Purchaser’s or any of its Affiliates’ or Advisors’ use of or reliance on, any such information, including any information presentation, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom or otherwise in expectation of the Transactions or any discussions with respect to any of the foregoing information.
ARTICLE IV
Representations and Warranties of Purchaser
Purchaser represents and warrants to Sellers as follows.
Section 4.1    Organization and Qualification. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to Purchaser’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions. Purchaser is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or used by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transaction by this Agreement.
Section 4.2    Authorization of Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the Transactions, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the Transactions. Subject to requisite Bankruptcy Court approvals, this Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.
Section 4.3    Conflicts; Consents. Assuming that (i) the Sale Order and all other requisite Bankruptcy Court approvals are obtained, and (ii) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 4.3 are made, given or obtained (as applicable), neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the Transactions, nor performance or compliance by Purchaser with any of the terms or provisions hereof, will (A) conflict with or violate any provision of Purchaser’s organizational documents, (B) violate any Law or Order applicable to Purchaser, (C) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any loan or credit agreement or other material Contract to which Purchaser is a party or accelerate Purchaser’s obligations under any such Contract, or (D) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of Purchaser or any of its subsidiaries, except, in the case of clauses (A) through (B), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the Transactions.
Section 4.4    Financing. Purchaser has, and will have at the Closing, sufficient funds in an aggregate amount necessary to pay the Cash Consideration, to perform the Assumed Liabilities as they become due in accordance with their terms and to consummate all of the other Transactions, including the payment of the Purchase Price and all fees, expenses of, and other amounts required to be paid by, Purchaser in connection with the Transactions. Purchaser is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Acquired Assets and the related Assumed Liabilities. Purchaser’s ability to consummate the Transactions is not contingent upon its ability to secure any financing or to complete any public or private placement of securities prior to or upon Closing.
Section 4.5    Brokers. The Purchaser has no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the Transactions.
Section 4.6    Solvency. Purchaser is, and immediately after giving effect to the Transactions the Purchaser shall be, solvent and at all times shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debt (including a reasonable estimate of the amount of all contingent Liabilities) and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser. In connection with the Transactions, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.7    SEC Reports; Undisclosed Liabilities.
(a)    Since June 30, 2024, Purchaser has timely filed or furnished, as applicable, all Purchaser SEC Reports. Each Purchaser SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) or in the case of registration statements, on the date of effectiveness thereof, in all material respects with the then applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, to the extent applicable. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or in the case of registration statements, on the date of effectiveness thereof, each Purchaser SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Purchaser is, and since June 30, 2024 has been, in compliance in all material respects with the applicable provisions and requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the listing standards and rules of The Nasdaq Global Market (“Nasdaq”). Since the filing date of Purchaser’s most recent Form 10-K or Form 10-Q, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of Purchaser’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. There are no outstanding or unresolved comments received from the SEC with respect to the Purchaser SEC Reports or any registration statement filed by Purchaser and to the knowledge of Purchaser, none of the Purchaser SEC Reports is the subject of ongoing SEC review or investigation. No Subsidiary of Purchaser is, or since June 30, 2024 has been, required to file any forms, reports or documents with the SEC that have not otherwise been filed.
(b)    The consolidated financial statements (including any related notes and schedules) of Purchaser and its Subsidiaries filed with the Purchaser SEC Reports (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto during the periods and at the dates indicated (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis during the periods involved; and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Purchaser and its consolidated Subsidiaries as of the dates thereof or for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments described therein). None of Purchaser or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) that has not been so described in the Purchaser SEC Reports.

(c)    Purchaser has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). Purchaser’s disclosure controls and procedures are designed to ensure that (i) all material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and made known to the Chief Executive Officer and Chief Financial Officer of Purchaser, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act. Since June 30, 2024, the principal executive officer and principal financial officer of Purchaser have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were true, correct and complete as of their filing dates. Neither Purchaser nor its principal executive officer or principal financial officer has received notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(d)    Purchaser has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that are designed to ensure reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP. Since June 30, 2024, neither Purchaser nor Purchaser’s independent registered public accounting firm has identified or been made aware of (A) any material weakness in the system of internal control over financial reporting, including the design and operation thereof, used by Purchaser and its Subsidiaries that has not been subsequently remediated; (B) any fraud or illegal act that involves Purchaser’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Purchaser and its Subsidiaries; or (C) any claim or allegation regarding any of the foregoing and Purchaser has disclosed based on its most recent evaluation of Purchaser’s internal control over financial reporting prior to the date hereof, to Purchaser’s auditors and the audit committee of Purchaser’s board of directors, all matters described by the immediately preceding clauses (A) through (C). To the knowledge of Purchaser, since June 30, 2024, neither Purchaser nor any of its Affiliates has identified or been made aware of any material illegal act or fraud related to the business of Purchaser or its Subsidiaries.
(e)    Neither Purchaser nor any of its Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise) required to be reflected or reserved against on the balance sheet prepared in accordance with GAAP or notes thereto, other than Liabilities or obligations (i) reflected or otherwise adequately reserved against in the consolidated balance sheet (or the notes thereto) of Purchaser and its Subsidiaries as of June 30, 2024 or in the consolidated financial statements of Purchaser and its Subsidiaries included in Purchaser SEC Reports or described in the notes thereto; (ii) arising pursuant to this Agreement or the other Transaction Agreements or incurred in connection with the Transaction or the other transactions contemplated by the Transaction Agreements; (iii) incurred in the ordinary course of business consistent with past practice on or after June 30, 2024; or (iv) that has not had, and would not reasonably be expected to have a Material Adverse Effect.
Section 4.8    No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV, Sellers are not relying on and will not rely on the accuracy or completeness of any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Sellers by Purchaser and acknowledge that neither Purchaser nor any other Person on behalf of Purchaser makes on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Sellers by Purchaser.
Section 4.9    No Outside Reliance. Notwithstanding anything contained in this Section 4.9 or any other provision of this Agreement to the contrary, Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser or any member of the Purchaser Group and on which Purchaser and the Purchaser Group may rely in connection with the Transactions. Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the Acquired Assets are being acquired by Purchaser “as is” and “where is” and with all faults and all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (a) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent expressly set forth in the Express Representations), including in any information presentation, the Dataroom, any projections or in any meetings, calls or correspondence with management of any Seller or any other Person on behalf of any Seller or any of their respective Affiliates or Advisors, (b) any other statement relating to the historical, current or future businesses, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of the Acquired Assets, the Acquired Businesses or any Seller, or the quality, quantity or condition of any Seller’s (c) any implied representation of merchantability or fitness for any particular use or purpose, (d) any implied representation regarding the use or operation of the Acquired Assets or the Acquired Businesses after the Closing in any manner, and (e) any implied representation regarding the probable success or profitability of the Acquired Assets or the Acquired Assets after the Closing, are, in each case specifically disclaimed by each Seller and that neither Purchaser nor any member of the Purchaser Group has relied on any such representations, warranties or statements. Purchaser acknowledges, on its own behalf and on behalf of the Purchaser Group, that it has conducted to its full satisfaction an independent investigation and verification of the business associated with the Acquired Assets, including its results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of Sellers, and, in making its determination to proceed with the Transactions,

Purchaser has relied solely on the results of the Purchaser Group’s own independent investigation and verification, and has not relied on, is not relying on, and will not rely on, any Seller, the any information presentation, any projections or any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom or otherwise, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing or any Seller or any of their respective Affiliates or Advisors, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that Purchaser and the Purchaser Group have relied only on the Express Representations).
ARTICLE V
Covenants and Agreements
Section 5.1    Conduct of Sellers. Except (A) as required by applicable Law, Order or a Governmental Body, (B) for any limitations or changes on operations as a result of a bankruptcy filing or otherwise imposed by the Bankruptcy Court or the Bankruptcy Code or Sellers’ debtor-in-possession financing or use of cash collateral, as the case may be, (C) as expressly contemplated, required or permitted by this Agreement, (D) to the extent related to an Excluded Asset or an Excluded Liability, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VII), unless Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), Sellers shall not sell, lease, transfer or assign to any Person, in a single transaction or series of related transactions, any of the Acquired Assets, and (E) Sellers shall use their commercially reasonable efforts to maintain the Acquired Assets in a manner consistent with past practice, in each case except as would not reasonably be expected to have a material detrimental effect on the Acquired Assets.
Section 5.2    Bankruptcy Actions.
(a)    The Sellers shall seek on an expedited basis if necessary, entry of the Sale Order, the Bidding Procedures Order, and any other necessary orders by the Bankruptcy Court to consummate the Closing as soon as reasonably practicable following the execution of this Agreement, subject to the terms of the Bidding Procedures Order and Sale Order. Sellers shall consult with Purchaser and its Representatives concerning the Bidding Procedures Order, the Sale Order, any other orders of the Bankruptcy Court relating to the Transaction. Purchaser shall promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Bidding Procedures Order and the Sale Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser; provided, however, in no event shall Purchaser or Sellers be required to agree to any amendment of this Agreement.
(b)    Subject to Section 5.3, from the date hereof until the earlier of (i) the termination of this Agreement in accordance with Article VII and (ii) the Closing Date,

the Parties shall use their respective commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Sale Order.
(c)    Purchaser shall take actions that are reasonably requested by Sellers to assist in obtaining entry of the Sale Order, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement. Purchaser shall not file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the Transaction, unless Sellers have taken action inconsistent with their obligations under this Agreement. In the event the entry of the Sale Order shall be appealed in relation to this Agreement, Sellers and Purchaser shall use their respective commercially reasonable efforts to defend such appeal.
Section 5.3    Alternative Transactions.
(a)    From and after the date the Bidding Procedures Order is entered by the Bankruptcy Court and until the entry of the Sale Order, Sellers may, and may cause their respective Affiliates and Representatives, to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Purchaser and its Affiliates and Representatives) in connection with or for purposes of pursuing any Alternative Transaction in accordance with the Bidding Procedures Order. In addition, Sellers may supply information relating to the Acquired Assets and the Acquired Businesses to any other Person who may be or has expressed interest in being a prospective purchaser under an Alternative Transaction or who proposed to submit an Alternative Transaction.
(b)    If an Auction is conducted, and Purchaser is not the Successful Bidder, Purchaser shall, in accordance with and subject to the Bidding Procedures, be required to serve as the back-up bidder if Purchaser is the next highest or otherwise best bidder at the Auction (such party that is the next highest or otherwise best bidder at the Auction, the “Back-Up Bidder”) and, if Purchaser is the Back-Up Bidder, Purchaser shall, notwithstanding Section 7.1(h), be required to keep its bid to consummate the Transaction on the terms and conditions set forth in this Agreement (as the same may be improved upon by Purchaser in the Auction) open and irrevocable until the Back-Up Termination Date. Following the Auction, if the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, then Purchaser, if Purchaser is the Back-Up Bidder, will be deemed to have the new prevailing bid, and Sellers may seek authority to consummate the Transaction on the terms and conditions set forth in this Agreement (as the same may be improved upon by Purchaser in the Auction) with the Back-Up Bidder.
(c)    Sellers and Purchaser acknowledge that this Agreement and the sale of the Acquired Assets are subject to higher and better bids and Bankruptcy Court approval. Purchaser acknowledges that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Acquired Assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about Sellers to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Acquired Assets, conducting an Auction.
(d)    Purchaser shall provide adequate assurance of future performance as required under Section 365 of the Bankruptcy Code for the Assigned Contracts. Purchaser agrees that it will take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been a sufficient demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Advisors available to testify before the Bankruptcy Court.
(e)    Nothing in this Section 5.3 shall prevent Sellers from modifying the bidding procedures as necessary or appropriate to maximize value for Sellers’ estate in accordance with Sellers’ fiduciary obligations.
Section 5.4    Cure Costs. Subject to entry of the Sale Order and in connection with the assignment and assumption of the Assigned Contracts, Purchaser shall, on or prior to the Closing (or, in the case of any Contract that is to be assigned following the Closing pursuant to Section 1.5(a), on or prior to the date of such assignment), pay the Cure Costs and cure any and all other defaults and breaches under the Assigned Contracts so that such Contracts may be assumed by the applicable Seller and assigned to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement.
Section 5.5    Sale Order. The Sale Order shall, among other things, (a) approve, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (iii) the performance by Sellers of their obligations under this Agreement, (b) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts, (c) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that Purchaser is not a successor to any Seller, and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code, (d) find that Purchaser shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity, (e) find that Purchaser has provided adequate assurance (as that term is used in Section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Assigned Contracts and (f) find that Purchaser shall have no Liability for any Excluded Liabilities.

Section 5.6    Bankruptcy Court Milestones. The Sellers shall comply with the following timeline (the “Bankruptcy Court Milestones”):
(a)    The Petition Date shall be no later than August 5, 2024;
(b)    Sellers shall file a motion to approve the Bidding Procedures, which shall contain this Agreement and which shall seek approval of the Bid Protections, no later than one (1) day after the Petition Date;
(c)    the Bankruptcy Court shall have entered an order approving the Bidding Procedures in a form satisfactory to Purchaser and the prepetition lenders no later than twenty-five (25) days after the Petition Date;
(d)    Sellers shall have delivered to Purchaser a true and correct version of the Schedules no more than twenty-five (25) days after the Petition Date;
(e)    Sellers shall have commenced an auction for the sale of the Acquired Assets no later than thirty-seven (37) days after the Petition Date; and
(f)    the Bankruptcy Court shall have entered an order approving the Sale no later than forty-five (45) days after the Petition Date;
(g)    the Sale shall be consummated no later than fifty-seven (57) days after the Petition Date.
Section 5.7    Approval. Sellers’ obligations under this Agreement and in connection with the Transaction are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Bidding Procedures Order and the Sale Order). Nothing in this Agreement shall require Sellers or their respective Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.
Section 5.8    Access to Information.
(a)    Sellers shall use commercially reasonable efforts to, prior to the Closing, provide to Purchaser, through its officers, employees and representatives (including their respective legal Advisors and accountants), reasonable access, during normal business hours, and upon reasonable advance written request, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying) relating to the Acquired Assets, the Acquired Businesses, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities with respect to periods or occurrences prior to the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, Advisors, accountants, offices and properties of Purchaser (including for the purpose of better understanding the books and records). The information provided pursuant to this Section 5.2 will be used solely for the purpose of consummating the transactions contemplated hereby, and will be governed by the Confidentiality Agreement. Purchaser will, and will cause their Advisors to, abide by the terms of the Confidentiality Agreement. Sellers make no representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section and Purchaser may not rely on the accuracy of any such information.
(b)    Purchaser will not, and will not permit any member of the Purchaser Group to, contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, noteholder or other material business relation of Sellers prior to the Closing with respect to Sellers or the Transactions, in each case without the prior written consent of Sellers for each such contact.
Section 5.9    Employee Matters.
(a)    Prior to Closing, Sellers shall use commercially reasonable efforts to make available to Purchaser for interviews certain employees as requested in writing by Purchaser. Purchaser may extend to any employee employed by the applicable Seller a written offer of employment, for employment effective as of the Closing Date, in Purchaser’s sole discretion (“Transfer Offer”); provided that Purchaser shall, and shall cause its Affiliates to, comply will all employment Laws, including anti-discrimination Laws, in connection with making such offers of employment. Employees who accept such Transfer Offers and begin employment with Purchaser or an Affiliate of Purchaser shall be collectively referred to herein as “Transferred Employees.” Each of the Transferred Employees, shall be collectively referred to herein as “Continuing Employees.” Purchaser shall notify such Seller (i) with respect to: each employee to whom it made a Transfer Offer (no later than three Business Days after making such Transfer Offer), and (ii) in a reasonable timeframe (but in any event within three Business Days of receiving a response from the applicable Transferred Employee and no later than immediately prior to the Closing) with respect to whether each such offer has been accepted or rejected. Nothing herein shall be construed as a representation or guarantee by such Seller or any of its Affiliates that any or all employees employed by such Seller will accept the Transfer Offer, or that any Continuing Employee will continue in employment with Purchaser or any of its Affiliates following the Closing for any period of time. Purchaser shall provide the Seller with a list of the Transferred Employees three (3) days prior to the Auction. Purchaser shall carry out all necessary actions to effect the timely (as of the Closing Date) employment by it of each Transferred Employee who has accepted a Transfer Offer. Effective as of the Closing, each Transferred Employee previously employed by such Seller shall cease to be an employee of such Seller and become an employee of the Purchaser on comparable terms.
(b)    The provisions of this Section 5.9 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any Continuing Employees), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this

Section 5.9 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall, subject to compliance with the other provisions of this Section 5.9, alter or limit Purchaser’s or such Seller’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
(c)    For any Continuing Employees who are principally based outside the United States, the provisions of this Section 5.9 shall apply to such employees mutatis mutandis to the maximum extent permitted by applicable Law.
Section 5.10    Further Assurances. From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.
Section 5.11    Tax Matters.
(a)    Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges (including all related interest, penalties, and additions to any of the foregoing) payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the Transactions not to exceed capped amount to be agreed between Purchaser and SunPower Corporation prior to the Closing (the “Transfer Taxes”) shall be borne and timely paid by Purchaser, and Purchaser shall timely file all Tax Returns related to any Transfer Taxes.
(b)    For U.S. federal and applicable state and local income tax purposes, the Purchase Price (and all other relevant items treated as consideration for U.S. federal income tax purposes) shall be allocated to the Acquired Assets (the “Asset Amount”). The Asset Amount shall be allocated consistent with the methodology set forth on Section 1060 of the Tax Code. Purchaser shall prepare a statement setting forth such allocation of the Asset Amount (the “Purchase Price Allocation Statement”). Purchaser shall deliver the Purchase Price Allocation Statement to Seller within 45 days after the Closing Date. Seller shall have thirty days after receipt of the Purchase Price Allocation Statement within which to review the Purchase Price Allocation Statement. If Seller does not object in writing to the Purchase Price Allocation Statement during such 30-day period, the Purchase Price Allocation Statement shall set forth the final allocation of the Asset Amount for all Tax purposes (the “Purchase Price Allocation”). If Seller objects in writing, Purchaser and Seller shall attempt in good faith to resolve such objections within 15 days thereafter, but if Seller and Purchaser are unable to resolve such objections within such fifteen days, then any remaining items in dispute shall be resolved by a mutually agreeable accounting firm. Once the Purchase Price Allocation is finalized in accordance with the above procedures, the Purchase Price Allocation shall be binding upon the parties hereto for all Tax purposes unless otherwise required by applicable Law. The parties hereto shall report for Tax purposes, act for Tax purposes, and file Tax Returns, in all respects consistent with the Purchase Price Allocation.
(c)     Purchaser shall not make any election under Tax Code Section 338 or Tax Code Section 336 (or any similar provision under state, local or non-U.S. Law) with respect to the purchase of the Acquired Assets.
(d)    Without the prior written consent of Seller, Purchaser shall not, and, following the Closing, shall cause its Affiliates not to, (A) approach a Governmental Body with respect to any Taxes with respect to the Acquired Assets for any Pre-Closing Tax Period (including the entrance into any voluntary disclosure or other similar agreement with any Governmental Body), (B) amend, file or re-file any Tax Return with respect to the Acquired Assets for a Pre-Closing Tax Period, (C) agree to waive or extend the statute of limitations relating to any Taxes with respect to the Acquired Assets for any Pre-Closing Tax Period, or (D) make, revoke or change any tax election with respect to the Acquired Assets with respect to, or that has a retroactive effect to, any Pre-Closing Tax Period, in each case, if any such action would reasonably be expected to impact a Consolidated Tax Return.
(e)    Notwithstanding any other provision in this Agreement to the contrary, Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in the preparation or filing of, or any dispute, audit, or other proceeding of any kind, with respect to any Consolidated Tax Return.
(f)     In the case of any Straddle Period, for all applicable purposes of this Agreement, the amount of any Taxes based on or measured by income, gross or net sales, receipts, transactions, proceeds, profits, payroll or similar items for the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date and the amount of other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing Date, shall be allocated on a per diem basis.
(g)    Purchaser and Seller shall cooperate fully with each other, as and to the extent reasonably requested by the other Party, in connection with tax matters related to the Acquired Assets for a Pre-Closing Tax Period, including the preparation, filing and execution of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding during normal business hours and making employees available (as reasonably requested) on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Notwithstanding anything in this agreement to the contrary, in no event will Purchaser or any Affiliate of Purchaser have any rights with respect to (including the preparation thereof) or access to any Tax Return (including a Consolidated Tax Return) or other Tax information or workpapers of Seller and its Affiliates that do not relate exclusively to an Acquired Business or Acquired Asset; provided, that Seller shall use commercially reasonable efforts (at Purchaser’s cost) to provide any information reflected in such Tax Returns or other materials that is reasonably relevant to the Acquired Businesses and reasonably requested by Purchaser.
Section 5.12    Seller Guarantees. Purchaser acknowledges that in the course of conduct of the business of Sellers, Sellers and their respective Affiliates may have entered into various arrangements (a) in which guarantees, letters of credit, sureties, bonds or similar arrangements were issued by any Seller or its Affiliates and (b) in which such Seller or its Affiliates are the primary obligors on other Contracts, in any such case to support or facilitate the business of Sellers. The arrangements entered into by any Seller and its Affiliates referred to in the foregoing clauses (a) and (b), solely to the extent relating to any Acquired Assets or Assumed Liabilities and including those which are set forth in Section 5.12, are referred to as the “Seller Credit Support Obligations”. It is understood that the Seller Credit Support Obligations are not intended to continue after the Closing. Purchaser agrees that it shall use its reasonable best efforts to obtain replacements for the Seller Credit Support Obligations (which shall include the full and unconditional release of such Seller and its Affiliates) that will be in effect at the Closing or, in the case of Seller Credit Support Obligations described in the foregoing clause (b), will use its commercially reasonable efforts to arrange for itself or one of its Subsidiaries to be substituted as the primary obligor thereon as of the Closing through an assumption, accession, acknowledgement or similar agreement (which shall include the full and unconditional release of Sellers and their respective Affiliates) with the beneficiary of the applicable Seller Credit Support Obligation. Whether or not Purchaser is able to satisfy the terms of the immediately preceding sentence, Purchaser shall indemnify Sellers and their respective Affiliates and Representatives from and against any and all Liabilities incurred by any of them relating to the Seller Credit Support Obligations. Purchaser agrees that, with respect to any Seller Credit Support Obligation, its reasonable best efforts pursuant to this Section 5.12 shall include, if requested, the execution and delivery by Purchaser, or by an affiliate of Purchaser acceptable to the beneficiary of such Seller Credit Support Obligation, of a replacement guarantee that is substantially in the form of such Seller Credit Support Obligation. All costs and expenses incurred in connection with providing the release or substitution of the Seller Credit Support Obligations shall be borne by Purchaser.
ARTICLE VI
Conditions to Closing
Section 6.1    Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers and Purchaser) on or prior to the Closing Date, of each of the following conditions:
(a)    no court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Order (including any temporary restraining Order or preliminary or permanent injunction) restraining, enjoining or otherwise prohibiting the Transactions that is still in effect; and
(b)    the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not have been stayed, reversed, or modified in a manner not reasonably acceptable to the Parties.
Section 6.2    Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), at the Closing, of each of the following conditions:
(a)    (i) the representations and warranties made by Sellers in Article III (in each case, other than the Fundamental Representations) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) that representations and warranties that are made as of a specified date need be true and correct only as of such date and (B) to the extent the failure of such representations and warranties to be true and correct as of such dates has not had a Material Adverse Effect and (ii) the representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.14 (collectively, the “Fundamental Representations”) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that such Fundamental Representations that are made as of a specified date need be true and correct in all material respects only as of such date;
(b)    No Seller shall have breached in a manner that is material with respect to the Transactions, taken as a whole, the covenants required to be performed or complied with by such Seller under this Agreement on or prior to Closing without curing such breach prior to the Closing Date; and
(c)    Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 2.4.
Section 6.3    Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers in their sole discretion), at the Closing, of each of the following conditions:
(a)    the representations and warranties made by Purchaser in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specified date need be true and correct in all material respects only as of such date;

(b)    Purchaser shall not have breached in a manner that is material with respect to the Transactions, taken as a whole, the covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date without curing such breach prior to the Closing Date; and
(c)    Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.5.
Section 6.4    Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VI that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VI, as applicable, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement, including its obligation to use its reasonable best efforts to consummate the Transactions as required under this Agreement.
ARTICLE VII
Termination
Section 7.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing only in accordance with this Section 7.1, and in no other matter:
(a)    by the mutual written consent of Sellers and Purchaser;
(b)    by written notice of either Purchaser or Sellers, upon the issuance of an Order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Closing or declaring unlawful the Transactions, and such Order having become final, binding and non-appealable; provided that no Party may terminate this Agreement under this Section 7.1(b) if the issuance of such Order was caused by such Party’s failure to perform any of its obligations under this Agreement;
(c)    by written notice of either Purchaser or Sellers, if the Closing shall not have occurred on or before September 30, 2024 (the “Outside Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the failure of the Closing to have occurred by the Outside Date was caused by such Party’s failure to perform any of its obligations under this Agreement; provided further that Sellers may extend the Outside Date up to an additional 60 days to the extent necessary to satisfy the conditions set forth in Section 6.1 so long as the other conditions in Article VI (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived;
(d)    by written notice from Sellers to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied, including a breach of Purchaser’s obligation to consummate the Closing; provided that (i) if such breach is curable by Purchaser, then

Sellers may not terminate this Agreement under this Section 7.1(d) unless such breach has not been cured by the date which that the earlier of (A) two Business Days prior to the Outside Date and (B) 30 days after Sellers notify Purchaser of such breach and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available to Sellers at any time that Sellers are in material breach of, any covenant, representation or warranty hereunder;
(e)    by written notice from Purchaser to Sellers, upon a breach of any covenant or agreement on the part of Sellers, or if any representation or warranty of Sellers will have become untrue, in each case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; provided that (i) if such breach is curable by Sellers then Purchaser may not terminate this Agreement under this Section 7.1(e) unless such breach has not been cured by the date which is the earlier of (A) two Business Days prior to the Outside Date and (B) 30 days after Purchaser notifies Sellers of such breach and (ii) the right to terminate this Agreement pursuant to this Section 7.1(e) will not be available to Purchaser at any time that Purchaser is in material breach of, any covenant, representation or warranty hereunder;
(f)    by written notice from Sellers to Purchaser, if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Purchaser fails to complete the Closing at the time required by Section 2.3;
(g)    by written notice from Sellers to Purchaser, if SunPower Corporation or the board of directors (or similar governing body) of SunPower Corporation determines that proceeding with the Transactions or failing to terminate this Agreement would be inconsistent with its fiduciary duties;
(h)    by written notice of either Purchaser or Sellers, if (i) any Seller enters into one or more Alternative Transactions with one or more Persons other than Purchaser or the Successful Bidder or the Back-Up Bidder at the Auction (ii) the Bankruptcy Court approves an Alternative Transaction other than with the Successful Bidder or the Back-Up Bidder, or (iii) Sellers consummate an Alternative Transaction with the Successful Bidder; or
(i)    by either Purchaser, if, following the Sale Hearing, the Purchaser is not the Successful Bidder or the Back-Up Bidder at the Auction;
(j)    by the Purchaser, if (i) following entry by the Bankruptcy Court of the Bidding Procedures Order, such order is voided, reversed or vacated or is subject to a stay and is not re-issued or re-instated or (ii) following entry by the Bankruptcy Court of the Sale Order, the Sale Order is voided, reversed or vacated or is subject to a stay and is not re-issued or re-instated.

Section 7.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and no Party or any of its partners, officers, directors, managers or equityholders will have any Liability under this Agreement; provided that this Section 7.2 and Article VIII shall survive any such termination; provided further that no termination will relieve Purchaser from any Liability for damages, losses, costs or expenses resulting from any Willful Breach of this Agreement prior to the date of such termination (which, for the avoidance of doubt, will be deemed to include any failure by Purchaser to consummate the Closing if and when it is obligated to do so hereunder).
(a)    In consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof, if this Agreement is terminated pursuant to Section 7.1(g), Section 7.1(h), Section 7.1(i), or Section 7.1(j), then Sellers will pay to Purchaser by wire transfer of immediately available funds within three (3) Business Days following such termination of this Agreement an amount equal to the reasonable and documented out-of-pocket costs and expenses (including fees and expenses of counsel) incurred by Purchaser in connection with the negotiation, diligence, execution, performance and enforcement of this Agreement, which amount will shall not exceed five hundred and fifty thousand United States Dollars ($550,000) (“Expense Reimbursement”).
(b)    In consideration for Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof, if this Agreement is terminated pursuant to Section 7.1(g), Section 7.1(h), Section 7.1(i) or Section 7.1(j), Sellers shall pay to Purchaser a break-up fee in an amount equal to 3% of the Purchase Price (the “Breakup Fee”); provided that the Breakup Fee shall be payable concurrently with the consummation of, and only out of the cash proceeds of, an Alternative Transaction, to an account designated by Purchaser in writing to Sellers. Each of the Parties acknowledges and agrees that the agreements contained in this Section 7.2(b) are an integral part of this Agreement and that the Expense Reimbursement and the Breakup Fee are not a penalty, but rather represent liquidated damages in a reasonable amount that will reasonably compensate Purchaser in the circumstances in which such Expense Reimbursement or Breakup Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone by Purchaser while negotiating and pursuing this Agreement and in reasonable reliance on this Agreement and on the reasonable expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(c)    Subject in all cases to Section 8.11, prior to the Closing, in the event of any breach by any Seller of this Agreement, the sole and exclusive remedy of Purchaser shall be to terminate this Agreement in accordance with Section 7.1 and, if applicable, to receive the Expense Reimbursement or the Breakup Fee, as applicable, in accordance with Section 7.2(b). Pursuant to the Bidding Procedures Order and subject to approval by the Bankruptcy Court and entry of any Agreement Order, the claim of Purchaser in respect of the Expense Reimbursement or the Breakup Fee is and constitutes an allowed administrative expense claim against Sellers under Sections 503 and 507(b) of the Bankruptcy Code in the Chapter 11 Cases.
ARTICLE VIII
Miscellaneous
Section 8.1    Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms (such term to survive the applicable statute of limitations for any Tax covenant with respect to Consolidated Tax Returns), and if no term is specified, then for five (5) years following the Closing Date.
Section 8.2    Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the Transactions will be paid by the Party incurring such fees, costs and expenses.
Section 8.3    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (having obtained electronic delivery confirmation thereof), if delivered by 5:00 P.M. local time of the recipient on a Business Day and otherwise on the following Business Day, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.
Notices to Purchaser:
c/o Complete Solaria, Inc.
45700 Northport Loop E,
Fremont, CA 94538
Attention:    Nick Santhanam
Email:        nick.santhanam@fernweh.com

with a copy to (which shall not constitute notice):
DLA Piper LLP (US)
1251 Avenue of the Americas,
New York, NY 10020
Attention:     Richard A. Chesley and Jamila Justine Willis
Email:     richard.chesley@us.dlapiper.com
        jamila.willis@us.dlapiper.com
Notices to Sellers:
SunPower Corporation, Systems
880 Harbour Way South, Suite 600
Richmond, CA 94804
Attention:    Chief Legal Officer
Email:        legalnotices@sunpower.com
with copies to (which shall not constitute notice):
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention:    Adam D. Larson, P.C.; Claire Campbell, P.C.
Email:        adam.larson@kirkland.com; claire.campbell@kirkland.com
Section 8.4    Binding Effect; Assignment.
(a)    This Agreement shall be binding upon Purchaser and, subject to the terms of the Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Sale Order, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Chapter 11 Cases or any successor Chapter 7 cases; provided that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Purchaser and Sellers, and any attempted assignment or delegation without such prior written consent shall be null and void.
(b)    In furtherance of the foregoing, Purchaser may, without the consent of Sellers, designate, in accordance with the terms of this paragraph and effective as of the Closing, one or more Persons who is a wholly-owned subsidiary of Purchaser to acquire all, or any portion of, the Acquired Assets and assume all or any portion of the Assumed Liabilities or to be jointly obligated to pay all or any portion of the Purchase Price; provided that for the avoidance of doubt, any such assignment of the payment obligation shall not relieve Purchaser of its obligation to deliver the Purchase Price under Section 2.1. The above designation may be made by Purchaser by written notice to Sellers at any time prior to the Closing Date. The Parties agree to modify any Closing deliverables in accordance with the foregoing designation.
Section 8.5    Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and Sellers or (b) waived only in a writing executed by the Party against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.
Section 8.6    Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than (i) for purposes of Section 8.7, the Non-Recourse Persons (as defined below) and (ii) the Parties hereto and such permitted assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Section 8.7    Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party (each, a “Non-Recourse Person”) will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Agreement Dispute (as defined below) and (ii) in no event shall any Party have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions or fraud (including through equitable claims (such as unjust enrichment) not requiring proof of wrongdoing committed by the subject of such claims) of any other Person, and each of such Persons are intended third party beneficiaries of this Section 8.7 and shall be entitled to enforce this Section 8.7 as if a party directly hereto.
Section 8.8    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.
Section 8.9    Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person.
Section 8.10    Complete Agreement. This Agreement, together with the Confidentiality Agreement and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the Transactions and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the

Transactions. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.
Section 8.11    Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the Transactions. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.12 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Sellers nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Sellers pursuant to this Section 8.11 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Sellers from seeking to collect or collecting damages. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 8.12, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (i) for the period during which such action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 8.11 be used, alone or together with any other provision of this Agreement, to require Sellers to remedy any breach of any representation or warranty made by Sellers herein.
Section 8.12    Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of, or related to this Agreement or the negotiation, execution, or performance of this Agreement or the Transactions and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Court of Chancery of the

State of Delaware (or if such court lacks jurisdiction, any other state or federal court sitting in the State of Delaware) (the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Court, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section 8.13    Governing Law; Waiver of Jury Trial.
(a)    Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and any Agreement Dispute will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY AGREEMENT DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY AGREEMENT DISPUTE. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH AGREEMENT DISPUTE WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY AGREEMENT DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13(B).
Section 8.14    No Right of Set-Off. Purchaser, on its own behalf and on behalf the Purchaser Group and its and their respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment or similar rights that Purchaser, any member of the Purchaser Group or any of its or their respective successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.
Section 8.15    Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such Contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.
Section 8.16    Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party, which approval will not be unreasonably conditioned, withheld or delayed, unless, in the reasonable judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Sellers (or their respective Affiliates) lists securities; provided that the Party intending to make such release shall use its reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof. The Sellers and Purchaser shall use reasonable efforts to resolve any objections to any press release or public announcement within twenty-four (24) hours after the request.
Section 8.17    Bulk Sales Laws. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances in the Acquired Assets including any Encumbrances or claims arising out of the bulk transfer laws except Permitted Encumbrances, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the Transactions.
Section 8.18    Fiduciary Obligations. Nothing in this Agreement, or any document related to the Transactions, will require any Seller or any of its managers, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations or applicable Law. For the avoidance of doubt, Sellers retain the right to pursue any transaction or restructuring strategy that, in Sellers’ business judgment, will maximize the value of its estates.

Section 8.19    Seller's Representative. Each Party agrees that SunPower Corporation has the power and authority to unilaterally act on behalf of all or any of the Sellers for the purposes specified under this Agreement. Such power will include the power to make all decisions, actions, consents and determinations on behalf of the Sellers, including to make any waiver of any closing condition or agree to any amendment to this Agreement. No Seller shall have any right to object, dissent, protest or otherwise contest the same. Purchaser shall be entitled to rely on any action or omission taken by SunPower Corporation on behalf of the Sellers.
Section 8.20    Schedules.
(a)    The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided that each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules, and any disclosure in the Schedules will be deemed a disclosure against any representation or warranty set forth in this Agreement. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Schedules or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Schedules will be deemed to broaden in any way the scope of the Parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item which terms will be deemed disclosed for all purposes of this Agreement. The information contained in this Agreement, in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract.
(b)    The Sellers shall deliver to Purchaser a true and correct copy of the Schedules in accordance with the milestone set forth in Section 5.6. From time to time prior to the Closing, Sellers may supplement or amend any of the Schedules (each a

“Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to give rise to any Purchaser termination rights pursuant to Article VII.
ARTICLE IX
Additional Definitions and Interpretive Matters
Section 9.1    Certain Definitions.
(a)    “Accounts Receivable” means, (a) the trade accounts receivable, and other rights to payment, of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered by Sellers, (b) the other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes, and (c) any claim, cause of action, remedy or other right related to any of the foregoing, in each case, which are solely related to the Acquired Businesses and the Acquired Assets.
(b)    “Acquired Assets” shall have the meaning set forth in Section 1.1.
(c)    “Acquired Businesses” shall have the meaning set forth Section 1.1.
(d)    “Action” means any action, suit, litigation, arbitration, mediation, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) or prosecution of any kind whatsoever whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before any Governmental Body.
(e)    “Advisors” means, with respect to any Person as of any relevant time, any directors, officers, employees, investment bankers, financial advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.
(f)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
(g)    “Agreement” shall have the meaning set forth in the Preamble.
(h)    “Agreement Dispute” shall have the meaning set forth in Section 8.12.
(i)    “Assets Amount” shall have the meaning set forth in Section 5.11(b).
(j)    “Assigned Contracts” shall have the meaning set forth in Section 1.1(a).

(k)    “Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.4(a).
(l)    “Assumed Liabilities” shall have the meaning set forth in Section 1.3.
(m)    “Auction” shall have the meaning ascribed to it in the Bidding Procedures.
(n)    “Back-Up Bidder” shall have the meaning set forth in Section 5.2.
(o)    “Bankruptcy Code” shall have the meaning set forth in the Recitals.
(p)    “Bankruptcy Court” shall have the meaning set forth in the Recitals.
(q)    “Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, (i) in the form attached hereto as Exhibit B and, in any case, (ii) in form and substance satisfactory to Purchaser in its reasonable discretion; it being understood that Bidding Procedures in substantially the form of Exhibit B will be deemed satisfactory to Purchaser.
(r)    “Bidding Procedures Order” means the Order (I)(A) Approving Bidding Procedures for the Sale or Sales of the Debtors’ Assets; (B) Authorizing the Debtors to Enter into Stalking Horse Purchase Agreement with Bid Protections for Blue Raven and Other Assets; (C) Scheduling Auctions and Approving the Form and Manner of Notice Thereof; (D) Approving Assumption and Assignment Procedures; (E) Scheduling Sale Hearings and Approving the Form and Manner of Notice Thereof; (II) (X) Approving the Sale of the Debtors’ Assets Free and Clear of Encumbrances, Claims, Interests and Encumbrances and (Y) Approving the Assumption and Assignment of Executory Contracts and Unexpired Leases; and (III) Granting Related Relief.
(s)    “Blue Raven Business” means the solar business offered by Blue Raven HoldCo and its direct and indirect subsidiaries that provide simple ways to get solar technology to homeowners; provided that the Blue Raven Business does not include the business or assets of Albatross Software, LLC, a Delaware limited liability company (“Albatross Software”) except that the Blue Raven Business includes a perpetual license to Albatross Software’s customer management relationship CRM software platform known as “Albatross” and owns the improvements made to such software since October 04, 2023 (which is included on Schedule 1.1(a) attached hereto).
(t)    “Blue Raven HoldCo” means Falcon Acquisition HoldCo, Inc., a Delaware corporation.
(u)    “Breakup Fee” shall have the meaning set forth in Section 7.2(b).
(v)    “Business Day” means any day other than a Saturday, Sunday or other day on which banks in San Francisco, California are authorized or required by Law to be closed.

(w)    “Cash Consideration” shall have the meaning set forth in Section 2.1.
(x)    “Chapter 11 Cases” shall have the meaning set forth in the Recitals.
(y)    “Chosen Courts” shall have the meaning set forth in Section 8.12.
(z)    “Closing” shall have the meaning set forth in Section 2.3.
(aa)    “Closing Date” shall have the meaning set forth in Section 2.3.
(bb)    “Closing Date Payment” shall have the meaning set forth in Section 2.1.
(cc)    “Company Benefit Plans” means any “employee benefit plan” (as defined under section 3(3) of ERISA, whether or not subject to ERISA) or any agreement, plan, or practice providing for compensation, employee benefits, severance pay or benefits, change in control payments, equity awards, fringe benefits, or other remuneration or benefit of any kind, whether written or unwritten, funded or unfunded, for the benefit of any employee, contractor, advisor or other service provider of the Acquired Business that is sponsored, maintained, contributed to or required to be contributed to by any Seller or pursuant to which any Seller has any liability (contingent or otherwise).
(dd)    “Confidentiality Agreement” means that certain letter agreement, dated as of July 18, 2024, by and between Complete Solar and SunPower Corporation.
(ee)    “Consolidated Tax Return” means any Tax Return of the Seller Tax Group with respect to any U.S. federal, state or local or non-U.S. Taxes (including income Taxes) that are paid on an affiliated, consolidated, combined, unitary or similar group basis.
(ff)    “Continuing Employees” shall have the meaning set forth in Section 5.9(a).
(gg)    “Contract” means any written contract, indenture, note, bond, lease, sublease, mortgage, agreement, guarantee, or other agreement that is binding upon a Person or its property, in each case, other than a purchase order, service order, or sales order.
(hh)    “Cure Costs” shall have the meaning set forth in Section 1.3(a).
(ii)    “Cure Notice” shall have the meaning set forth in Section 1.5(a).
(jj)    “Dataroom” shall have the meaning set forth in Section 3.15.
(kk)    “Deposit” shall have the meaning set forth in Section 2.2(a).
(ll)    “Encumbrances” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy

Code), charge, mortgage, deed of trust, encumbrance, lien, pledge, option to purchase or lease, right of first offer or refusal, conditional sale or other title retention agreement or lease in the nature thereof, preemptive right (whether statutory or contractual), adverse claim (as defined in Section 8-102(a)(1) of the Uniform Commercial Code), any subordination arrangement in favor of another Person, security interest or agreement, easement or similar encumbrance, other than restrictions on transfer arising under applicable securities Laws, leases and licenses granted in the Ordinary Course, and any encroachment, defect in title, or right of way, including any agreement to give any of the foregoing in the future, in each case, that is not eliminated as of the Closing.
(mm)    “Enforceability Exceptions” shall have the meaning set forth in Section 3.2(c).
(nn)    “Environmental Laws” means all Laws relating in any way to pollution or protection of the environment (including, without limitation, ambient air, vapor, surface water, ground water, land surface or subsurface strata), management, use, preservation or reclamation of natural resources, the presence, management or release or threatened releases of, or exposure to, hazardous materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (but only as such Law relates to or regulates workplace exposures to Hazardous Materials), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any environmental transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.
(a)    “Equity Interests” means, with respect to a Person, any membership interests, partnership interests, profits interests, capital stock or other equity securities (including profit participation features or equity appreciation rights, phantom stock rights or other similar rights) or ownership interests of such Person, or any securities (including debt securities or other indebtedness) exercisable or exchangeable for or convertible into, or other rights to acquire, membership interests, partnership interests, capital stock or other equity securities or ownership interests of such Person (or otherwise constituting an investment in such Person).
(oo)    “ERISA” means the Employee Retirement Income Security Act of 1974.
(pp)    “Escrow Agent” shall have the meaning set forth in Section 2.2(a).
(qq)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(rr)    “Excluded Assets” shall have the meaning set forth in Section 1.2.
(ss)    “Excluded Liabilities” shall have the meaning set forth in Section 1.4.
(tt)    “Expense Reimbursement” shall have the meaning set forth in Section 7.2(a).
(uu)    “Express Representations” shall have the meaning set forth in Section 3.15.
(vv)    “Fundamental Representations” shall have the meaning set forth in Section 6.2(a).
(ww)    “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator of applicable jurisdiction.
(xx)    “Intellectual Property Licenses” means (i) any grant by any Seller to a third Person of any right to use any Intellectual Property Rights owned (or purported to be owned) by or licensed to any Seller, and (ii) any grant to any Seller of a right to use a third Person’s Intellectual Property Rights, and in each case, including any amendments thereto.
(yy)    “Intellectual Property Rights” means, collectively, all intellectual property rights in any jurisdiction throughout the world, whether registered, unregistered, or registrable, including any and all of the following: (A) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and all patents, patent applications of any kind, industrial designs, utility models, and like rights, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals and extensions; (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans, product configurations, trade names and other indications of origin, and Internet domain names, and registrations and applications for registration of any of the foregoing and all goodwill associated therewith; (C) copyrights and registrations and applications for registration thereof, and copyrightable works and any other works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the foregoing; (D) trade secret and other rights in any information (including inventions, discoveries and invention disclosures (whether or not patented), formulae, patterns, compilations, programs, devices, methods, strategies, techniques, or processes), in each case that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use; (E) rights in software, including interpreted or compiled source code, object code, development documentation, programming tools, drawings, specifications, metadata and data; (F) data and database rights; (G) domain names, websites and social media accounts and identifiers, including, as applicable, the usernames and passwords associated therewith and all content contained therein; (H) any other intellectual property or proprietary rights of any kind, nature or description; and (I) any tangible embodiments of the foregoing (in whatever form or medium).
(zz)    “Interest” means any interest within the meaning of section 363(f) of the Bankruptcy Code, including any interest of a Governmental Authority, and all other interests, pledges, security interests, rights of setoff, restrictions or limitations on use, successor liabilities, conditions, rights of first refusal, options to purchase, obligations to allow participation, agreements or rights, rights asserted in litigation matters, competing rights of possession, obligations to lend, matters filed of record that relate to, evidence or secure an obligation of the Sellers (and all created expenses and charges) of any type under, among other things, any document, instrument, agreement, affidavit, matter filed of record, cause, or state or federal Law, whether known or unknown, legal or equitable, and all Liens, rights of offset, replacement Liens, adequate protection Liens, charges, obligations, or claims granted, allowed or directed in any Decree.
(aaa)    “Inventory” means all raw materials, work in progress, finished goods inventory.
(bbb)    “Intellectual Property Assignment Agreement” shall have the meaning set forth in Section 2.4(c).
(ccc)    “Knowledge of Sellers”, or words of like import, means the actual knowledge, as of the date of this Agreement, without independent verification (and in no event encompass constructive, imputed or similar concepts of knowledge) of Tony Garzolini, Eileen Evans and Shawn Fitzgerald, none of whom, for the sake of clarity and avoidance of doubt, shall have any personal Liability or obligations regarding such knowledge.
(ddd)    “Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, ordinance, code, decree, treaty, convention, rule, regulation or Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
(eee)    “Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, Tax, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(fff)    “Material Adverse Effect” means a material adverse effect on the Acquired Assets and Assumed Liabilities, taken as whole; provided that none of the following (or consequences thereof), either alone or in combination, shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect: (i) any matter, event, change, development, occurrence, circumstance or effect (each, an “Effect”) in, arising from or relating to general business or economic conditions affecting the industry in which Sellers operate, including Effects arising from or relating to competition or Ordinary Course matters and other Effects within such industry, new entrants into such industry, new products from other participants in such industry, changes in product pricing due to such competition, changes in market share or financial results due to such competition, and other related changes resulting from such competition; (ii) Effects in, arising from or relating to national or international political or social conditions, including tariffs, riots, protests, the engagement by the United States or other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist (whether or not state-sponsored) attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States or of any other country; (iii) Effects in, arising from or relating to any fire, flood, hurricane, earthquake, tornado, windstorm, other calamity or act of God, global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Body), viral outbreak (including “Coronavirus” or “COVID-19” or the worsening thereof) or any quarantine or trade restrictions related thereto or any other force majeure; (iv) Effects in, arising from or relating to the decline or rise in price of any currency or any equipment or supplies necessary to or used in the provision of services by Sellers or any of their respective Subsidiaries (including any resulting inability to meet customer demands or fulfill purchase orders and any resulting breaches of Contracts); (v) Effects in, arising from, or relating to financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, (C) any decline or rise in the price of any security, commodity, Contract, or index, and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions); (vi) Effects in, arising from or relating to changes in, GAAP or the interpretation thereof; (vii) Effects in, arising from or relating to changes in, Laws or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Body and any increase (or decrease) in the terms or enforcement of (or negotiations or disputes with respect to) any of the foregoing; (viii ) Effects in, arising from or relating to (A) the taking of any action permitted or contemplated by this Agreement or at the request of Purchaser or its Affiliates, (B) the failure to take any action if such action is prohibited by this Agreement, (C) Purchaser’s failure to consent to any of the actions restricted in Section 5.1 or (D) the negotiation, announcement, or pendency of this Agreement or the Transactions, the identity, nature, or ownership of Purchaser or Purchaser’s plans with respect to the Acquired Assets and Assumed Liabilities, including the impact thereof on the relationships, contractual or otherwise, of the business of Sellers or their respective Affiliates with employees, customers, lessors, suppliers, vendors, or other commercial partners or litigation arising from or relating to this Agreement or the Transactions; (ix) Effects in, arising from, or relating to any existing event, occurrence or circumstance that is publicly known or disclosed or with respect to which Purchaser has knowledge as of the date hereof, including any matter set forth in the Schedules; (x) Effects in, arising from or relating to any action required to be taken under any existing Contract to which Sellers or their respective Subsidiaries (or any of their assets or properties) is bound; (xi) Effects that arise from any seasonal fluctuations in the business of Sellers; (xii) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or Advisors) and any other failure to win or maintain customers or business; (xiii) the Effect of any action taken by Purchaser or its Affiliates with respect to the Transactions or the financing thereof or any breach by Purchaser of this Agreement; (xiv) the matters set forth on the Schedules and any changes or developments in, or Effects or results arising from or relating to, matters set forth on the Schedules; or (xv) (A) the commencement or pendency of the Chapter 11 Cases; (B) any objections in the Bankruptcy Court to (1) this Agreement or any of the Transactions, (2) the Sale Order or the reorganization or liquidation of Sellers or their respective Affiliates, or (3) the assumption or rejection of any assigned contract; or (C) any Order of the Bankruptcy Court or any actions or omissions of Sellers or its Affiliates in compliance therewith; provided that any adverse Effect resulting or arising from any matter described in clauses (i) through (v) may be taken into account in determining whether there has been a Material Adverse Effect to the extent, and only to the extent, that such Effect has had a materially disproportionate adverse effect on Sellers relative to similarly situated participants in the industries and geographic areas in which Sellers operate (in which case only such incremental materially disproportionate adverse effect may be taken into account in determining whether there has been a Material Adverse Effect).
(ggg)    “New Homes Business” means the solutions offered by Sellers to builders and homeowners in the new homes market, including all-in-one solutions that include a full suite of renewable energy systems: solar, storage, EV chargers, software, and services.
(hhh)    “Non-Installing Dealer Business” means the sales business of Sellers through a network of non-installing dealers.
(iii)    “Non-Equity Assets” shall have the meaning set forth in Section 5.11(b).
(jjj)    “Non-Recourse Person” shall have the meaning set forth in Section 8.7.
(kkk)    “Order” means any order, injunction, judgment, decree, ruling, writ or arbitration award of a Governmental Body of competent jurisdiction, including any order entered by the Bankruptcy Court in the Chapter 11 Cases (including the Sale Order).
(lll)    “Ordinary Course” means the ordinary and usual course of operations of the business of Sellers with respect to the Acquired Assets, as applicable and taken as a whole, taking into account the contemplation, commencement and pendency of the Chapter 11 Cases and past practice in light of the current pandemic, epidemic or disease outbreak; provided that any action taken, or omitted to be taken, that relates to, or arises out of, any pandemic, epidemic or disease outbreak shall be deemed to be in the Ordinary Course.
(mmm)    “Outside Date” shall have the meaning set forth in Section 7.1(c).
(nnn)    “Party” or “Parties” shall have the meaning set forth in the Preamble.
(ooo)    “Permit” means any permit, license, franchise, clearance, registration, certificate, approval, qualification, or authorization issued by any Governmental Body or accrediting organization.
(ppp)    “Permitted Encumbrances” means (i) Encumbrances for utilities and Taxes not yet due and payable, or that are being contested in good faith, or the nonpayment of which is permitted or required by the Bankruptcy Code, (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Acquired Assets which do not, individually or in the aggregate, adversely affect the operation of the Acquired Assets, (iii) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course for amounts not yet due and payable or that are being contested by appropriate proceedings, (iv) licenses granted on a non-exclusive basis, (v) such other Encumbrances or title exceptions which do not, individually or in the aggregate, materially and adversely affect the operation of the Acquired Assets, and (vii) solely prior to Closing, any Encumbrances that will be removed or released by operation of the Sale Order.
(qqq)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, organization, estate, Governmental Body or other entity or group.
(rrr)    “Personal Information” means any information that enables, or could reasonably enable, a Person in possession thereof to identify a natural person or that is otherwise considered personally identifiable information, personal information, personal data or any other similar term under applicable Law.
(sss)    “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date and the portion through the end of the Closing Date of any Straddle Period.
(ttt)    “Professional Fees Amount” means an amount equal to all fees and expenses incurred and estimated to be incurred on or prior to the Closing Date (regardless of whether such fees and expenses have been approved by the Bankruptcy Court as of the Closing Date) by any professional retained pursuant to sections 327 and 1103 of the Bankruptcy Code in the Bankruptcy Cases.

(uuu)    “Purchase Price” shall have the meaning set forth in Section 2.1.
(vvv)    “Purchase Price Allocation” shall have the meaning set forth in Section 5.11(b).
(www)    “Purchase Price Allocation Statement” shall have the meaning set forth in Section 5.11(b).
(xxx)    “Purchaser” shall have the meaning set forth in the Preamble.
(yyy)    “Purchaser Group” means Purchaser, any Affiliate of Purchaser and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns.
(zzz)    “Purchaser SEC Reports” means all schedules, forms, statements, documents or reports filed or furnished by Purchaser with the SEC, as the case may be, together with all exhibits and schedules thereto and all information incorporated therein by reference.
(aaaa)    “Related Agreements” means the Assignment and Assumption Agreement, Intellectual Property Assignment Agreement, the TSA (if executed in connection with the Closing), and any certificates delivered pursuant to this Agreement.
(bbbb)    “Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposal, dumping, dispersing, leaching or migrating in, into, onto or through the indoor or outdoor environment.
(cccc)    “Representatives” of a Person means any officer, director, manager or employee of such Person or any investment banker, attorney, accountant, consultant, agent or other advisor or representative of such Person.
(dddd)    “Retained Taxes” means any Liability for Taxes (including the payment thereof) (i) attributable to the Acquired Assets for a Pre-Closing Tax Period as determined pursuant to Section 5.11, (ii) of any and all Sellers (or for which any Seller or any of their Affiliates are otherwise liable, including as a transferee, successor, by contract or otherwise pursuant to applicable Law, or arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having included or required to be included in any Tax Return related thereto), or (iii) in respect of any Excluded Assets.
(eeee)    “Sale Order” means the sale Order or Orders (i) approving this Agreement and the terms and conditions hereof, including pursuant to sections 363 and 365 of the Bankruptcy Code and (ii) approving and authorizing Sellers to consummate the Transactions, in form and substance reasonably acceptable to the Parties.
(ffff)    “SEC” means the U.S. Securities and Exchange Commission.

(gggg)    “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(hhhh)    “Seller” and “Sellers” shall have the meaning set forth in the Preamble.
(iiii)    “Seller Credit Support Obligations” shall have the meaning set forth in Section 5.12.
(jjjj)    “Seller Tax Group” means any consolidated, combined, unitary or similar Tax group of which Seller or any of its Affiliates (other than Blue Raven HoldCo) is the common parent.
(kkkk)    “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
(llll)    “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.
(mmmm)    “Successful Bidder” means, if an Auction is conducted, the prevailing party at the conclusion of such Auction.
(nnnn)    “Tax” or “Taxes” means any federal, state, local, non-United States or other tax of any kind, including income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum or estimated tax, including any interest, penalty or addition thereto.
(oooo)    “Tax Code” means the United States Internal Revenue Code of 1986, as amended.
(pppp)    “Tax Return” means any return, claim for refund, report, statement or information return relating to Taxes required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.
(qqqq)    “Transaction Agreements” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.
(rrrr)    “Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.
(ssss)    “Transfer Offer” shall have the meaning set forth in Section 5.9(a).
(tttt)    “Transfer Taxes” shall have the meaning set forth in Section 5.11.

(uuuu)    “Transferred Employee Records” means physical or electronic copies of all personnel records (including those as required by applicable Law and those pertaining to performance, training history, job experience and history, and for the three (3)-year period immediately preceding the Closing, compensation history) for the Transferred Employees, except where (i) the transfer or disclosure of such records is prohibited by applicable Law or would include medical records, or (ii) consent of the relevant employee is required by applicable Law but not given.
(vvvv)    “Transferred Employees” shall have the meaning set forth in Section 5.9(a).
(wwww)    “Transferred Intellectual Property” means any and all worldwide rights in and to all tangible and intangible interests, rights, or assets of the Sellers (whether arising under statutory or common law, contract, or otherwise), which include all of the following items owned (or purported to be owned) by the Sellers, for which any Seller is a licensee, sub-licensee, licensor, sub-licensor, assignee, or in which any Seller has an interest or right, in each case that is used or held for use by the Sellers in the Acquired Businesses or is otherwise related to the Acquired Businesses: (a) inventions, discoveries, processes, designs, tools & molds, techniques, developments and related improvements whether or not patentable; (b) patents, patent applications, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, re-examinations, extensions and any provisional applications, or any such patents or patent applications, and any foreign or international equivalent of any of the foregoing (collectively, the “Transferred Patents”); (c) trademarks (whether registered, unregistered or pending), trade dress, service marks, service names, trade names, brand names, product names, logos, domain names, internet rights (including IP Addresses and AS numbers), corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by law) any applications and/or registrations in connection with the foregoing and all advertising and marketing collateral including any of the foregoing (collectively, the “Transferred Trademarks”); (d) work specifications, databases and artwork; (e) technical, scientific and other know-how and information (including promotional material), trade secrets, confidential information, methods, processes, practices, formulas, designs, patterns, tools & molds, assembly procedures, or specifications; (f) rights associated with works of authorship including copyrights, moral rights, design rights, rights in databases, copyright applications, copyright registrations, rights existing under any copyright laws and rights to prepare derivative works (collectively, the “Transferred Copyrights”); (g) work for hire; (h) the Acquired Businesses’ entire customer list and database (including (1) all lists of current and past customers of the Acquired Businesses, (2) any and all information relating in any way to the use of such lists for or by the Acquired Businesses, (3) personal information, such as name, address, telephone number, email address, website and any other database information and (4) customer purchase history at a transaction level (including with respect to dollar amounts, dates, and items purchased) but excluding from the foregoing any credit card numbers or related customer payment source, social security numbers, or financial information prohibited by law); (i) all assets used or useful by the Sellers, in connection with the Acquired Businesses, in the conduct of its business over the internet and/or in any other electronic medium, including any websites, social media sites and accounts (including the content contained therein, user names and passwords), diagrams, drawings, domain names, and all advertising and marketing materials and collateral (including all physical, digital, or electronic imagery and design files), samples, product catalogs, product designs, tech packs, tools, molds, and specifications (including tech specifications) vendor and merchandise supplier data and information; (j) all goodwill, rights, contracts (including all licenses and sublicenses granted or obtained with respect thereto) and assets related to the foregoing; and (k) all other intellectual property and Intellectual Property Rights owned or purported to be owned by the Sellers, which are used in, held for use in, or relate to the Acquired Businesses; provided that the Transferred Intellectual Property shall not include any Excluded Assets.
(xxxx)    “TSA” has the meaning set forth in Section 2.4(d).
(yyyy)    “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.
(zzzz)    “Willful Breach” shall mean a deliberate act or a deliberate failure to act regardless of whether breaching was the conscious object of the act or failure to act.
Section 9.2    Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.
(a)    The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and exhibit references contained in this Agreement are references to sections, clauses, Schedules and exhibits in or to this Agreement, unless otherwise specified. All exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or exhibits but not otherwise defined therein shall be defined as set forth in this Agreement.
(b)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”
(c)    The words “to the extent” shall mean “the degree by which” and not simply “if.”

(d)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.
(e)    Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.
(f)    The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.
(g)    All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(h)    Any document or item will be deemed “delivered,” “provided” or “made available” by Sellers, within the meaning of this Agreement if such document or item is (i) included in the Dataroom, (ii) actually delivered or provided to Purchaser or any of Purchaser’s Advisors or (iii) made available upon request, including at Sellers’ offices.
(i)    Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived.
(j)    A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and assigns, but only if such successors and assigns are not prohibited by this Agreement.
(k)    A reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.
PURCHASER:
COMPLETE SOLARIA, INC.

By: /s/ TJ Rogers
Name: TJ Rogers
Title: CEO

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.
SELLERS:
SUNPOWER CORPORATION
By: /s/ Matt Henry
Name: Matt Henry _
Title: Chief Transformation Officer

SUNPOWER CORPORATION, SYSTEMS
By: /s/ Matt Henry
Name: Matt Henry _
Title: Chief Transformation Officer

FALCON ACQUISITION HOLDCO, INC.
By: /s/ Matt Henry
Name: Matt Henry _
Title: Chief Transformation Officer

BLUE RAVEN SOLAR HOLDINGS, LLC
By: /s/ Matt Henry
Name: Matt Henry _
Title: Chief Transformation Officer

BRS FIELD OPS, LLC
By: /s/ Matt Henry
Name: Matt Henry _
Title: Chief Transformation Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.
BLUE RAVEN SOLAR, LLC
By: /s/ Matt Henry
Name: Matt Henry _
Title: Chief Transformation Officer

SUNPOWER CAPITAL SERVICES, LLC
By: /s/ Matt Henry
Name: Matt Henry _
Title: Chief Transformation Officer

SUNPOWER CAPITAL, LLC
By: /s/ Matt Henry
Name: Matt Henry _
Title: Chief Transformation Officer

SUNPOWER NORTH AMERICA, LLC
By: /s/ Matt Henry
Name: Matt Henry _
Title: Chief Transformation Officer

SUNPOWER HOLDCO, LLC
By: /s/ Matt Henry
Name: Matt Henry _
Title: Chief Transformation Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

[ATTACHED]

EXHIBIT B

BIDDING PROCEDURES

[ATTACHED]

[Signature Page to Asset Purchase Agreement]